                                                                 EXHIBIT 4.41


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                                  $52,500,000

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                     AMENDED AND RESTATED CREDIT AGREEMENT

                                    BETWEEN

                  FIRST UNION NATIONAL BANK OF NORTH CAROLINA

                                      AND

                            INSTEEL INDUSTRIES, INC.


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                                January 26, 1996

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

                               TABLE OF CONTENTS
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
1.   DEFINITIONS.
       1.1      Defined Terms                                     1
       1.2      Accounting Terms                                 12
       1.3      Singular/Plural                                  12
       1.4      Other Terms                                      12

2.     REVOLVING LINE OF CREDIT.

       2.1      Revolving Loans                                  12
       2.2      Revolving Credit Note                            13
       2.3      Payment of Interest on Revolving Loans           13
       2.4      Provisions Applicable to the LIBOR Rate          13
       2.4      Selection of Interest Rate                       13
       2.5      Default Rate; Post-Petition Interest             13
       2.6      Mandatory Repayment of Principal of
                Revolving Loans                                  14
       2.7      Use of Proceeds of Revolving Loans               14
       2.8      Disbursement of Revolving Loans                  14
       2.9      Voluntary Reduction of Revolving
                Line of Credit Commitment                        14

3.   LETTER OF CREDIT FACILITY.

       3.1      Issuance of Letters of Credit                    14
       3.2      Acceptance of Bankers' Acceptances               15
       3.3      Letter of Credit and Bankers'
                Acceptance Fees                                  15
       3.4      Reimbursement Obligations
                Under Letters of Credit                          16
       3.5      Bankers' Acceptance Reimbursement
                and Payment Obligations                          17
       3.6      Actions of Beneficiary                           18
       3.7      Outstanding Letters of Credit and Bankers'
                Acceptances On Termination Date                  19

4.    PROVISIONS APPLICABLE TO BOTH THE REVOLVING LOANS, THE
      BANKERS' ACCEPTANCE OBLIGATIONS AND THE LETTER OF
      CREDIT OBLIGATIONS.

       4.1      Payments; Manner and Application of Payments     19
       4.2      Maximum Interest Rate                            20
       4.3      Increased Costs                                  20
       4.4      Funding Loss Indemnification                     21
       4.5      Illegality; Impracticality                       21
       4.6      Facility Fee                                     22
       4.7      All Obligations to Constitute One Loan           22

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
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                                                                Page
5.     CLOSING; CONDITIONS OF LOANS.

       5.1      Closing                                         22
       5.2      Conditions of Initial Revolving Loan;
                Bankers' Acceptance and Letter of Credit        22
       5.3      Conditions of All Loans; Bankers'
                Acceptances and Letters of Credit               24
       5.4      Waiver of Conditions                            25

6.     REPRESENTATIONS AND WARRANTIES.

       6.1      Corporate Organization and Power                25
       6.2      Litigation; Government Regulation               26
       6.3      Taxes                                           26
       6.4      Enforceability of Loan Documents;
                Compliance With Other Instruments               26
       6.5      Governmental Authorization                      27
       6.6      Event of Default                                27
       6.7      Margin Securities                               27
       6.8      Full Disclosure                                 27
       6.9      Business Location                               28
       6.10     ERISA                                           28
       6.11     Financials                                      28
       6.12     Title to Property                               28
       6.13     Solvency                                        28
       6.14     Use of Proceeds                                 28
       6.15     Assets for Conduct of Business                  29
       6.16     Trade Relations                                 29
       6.17     Compliance With Laws                            29
       6.18     Guaranty                                        29
       6.19     Environmental Matters                           29
       6.20     Withholding Taxes                               30
       6.21     Labor Contract; Labor Disputes                  30
       6.22     Leases                                          30
       6.23     Reaffirmation of Warranties and
                Representations                                 30
       6.24     Survival of Warranties and Representations      31

7.     AFFIRMATIVE COVENANTS.

       7.1      Repayment of Obligations                        31
       7.2      Performance Under Loan Documents                31
       7.3      Financial and Business Information as to
                Borrower                                        31
       7.4      Notice of Certain Events                        33
       7.5      Corporate Existence and Maintenance of
                Properties                                      33
       7.6      Payment of Indebtedness; Performance of
                Other Obligations                               33
       7.7      Maintenance of Insurance                        34

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
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                                                                PAGE
         7.8    Maintenance of Books and Records;
                Inspection                                       34
         7.9    Compliance with ERISA                            34
         7.10   Payment of Taxes                                 35
         7.11   Compliance With Laws                             35
         7.12   Compliance With Environmental Laws               35

8.       NEGATIVE COVENANTS.

         8.1    Merger and Dissolution                           36
         8.2    Acquisitions                                     36
         8.3    Funded Debt                                      36
         8.4    Liens and Encumbrances                           37
         8.5    Disposition of Property                          37
         8.6    Transactions With Related Persons                37
         8.7    Restricted Investments                           37
         8.8    Restrictions on Dividends                        37
         8.9    Fiscal Year                                      38
         8.10   Sale and Leasebacks                              38
         8.11   New Business                                     38
         8.12   Subsidiaries or Partnerships                     38
         8.13   Guaranty                                         38
         8.14   Transactions Affecting Repayment
                of Indebtedness                                  38
         8.15   Tangible Net Worth                               38
         8.16   Funded Debt to EBITDA Ratio                      38
         8.17   Funded Debt to Total Capitalization              38

9.     EVENTS OF DEFAULT.

         9.1    Events of Default                                39

10.    RIGHTS AND REMEDIES AFTER EVENTS OF DEFAULT.

         10.1   Rights and Remedies                              41
         10.2   Rights and Remedies With Respect to
                Letters of Credit and Bankers' Acceptances       41
         10.3   Rights and Remedies Cumulative:
                Non-Waiver: Etc.                                 42

11.    PAYMENT OF EXPENSES.                                      42

12.    MISCELLANEOUS.

         12.1   Survival of Agreements                           43
         12.2   Governing Law                                    43
         12.3   Notices                                          43
         12.4   Indemnification of Bank and Participants         44
         12.5   Waivers by Borrowers                             45
         12.6   Assignment                                       45

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
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                                                                Page
       12.7     Participants                                     45
       12.8     Amendment                                        45
       12.9     Severability                                     46
       12.10    Entire Agreement                                 46
       12.11    Binding Effect                                   46
       12.12    Captions                                         46
       12.13    Conflict of Terms                                46
       12.14    Injunctive Relief                                46
       12.15    Construction of Agreement                        46
       12.16    Time of Essence                                  46
       12.17    Effect of Restatement                            46
       12.18    Waiver of Jury Trial                             47


                     AMENDED AND RESTATED CREDIT AGREEMENT


  THIS AMENDED AND RESTATED CREDIT AGREEMENT ("Agreement"), made and entered into this 26th day of January, 1996, by and between INSTEEL INDUSTRIES, INC., a North Carolina corporation ("Borrower"); and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association ("Bank");

                                  WITNESSETH:

  WHEREAS, Borrower and Bank are parties to that certain Loan Agreement, dated December 22, 1992, as amended ("Existing Credit Agreement"), pursuant to which Bank agreed to extend certain financial accommodations to Borrower;

  WHEREAS, Borrower has requested that Bank continue to extend financial accommodations to it in order to provide funds for the refinancing of the indebtedness owing by Borrower to Bank under the Existing Credit Agreement, for working capital and such other corporate purposes as are permitted hereunder;

  WHEREAS, Bank has agreed to extend financial accommodations for such purposes to Borrower in the form of a $35,000,000 revolving line of credit and a $17,500,000 letter of credit facility to be made in accordance with, and subject to, the terms and conditions set forth below; and

  WHEREAS, this Agreement shall amend and restate in its entirety the Existing Credit Agreement and it shall represent the entire agreement between Borrower and Bank with respect to the terms and conditions upon which Bank is to make loans and advances to Borrower and to issue letters of credit and bankers' acceptances to or for the benefit of Borrower from and after the date hereof;

  NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, Borrower and Bank hereby agree as follows:

         SECTION 1. DEFINITIONS.

  1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

  "Additional Funded Debt" shall mean Funded Debt in excess of the Funded Debt set forth on Exhibit I attached hereto on the date of any refinancing thereof and any new Funded Debt incurred after the Closing Date.

  "Affiliate" shall mean any Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, at least five percent (5%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) of Borrower or any Subsidiary, or is controlled by or is under common control with Borrower or any Subsidiary, or any stockholders of Borrower or any Subsidiary. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" or "this Agreement" shall include this Agreement and all amendments, modifications and supplements hereto and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

         "Applicable Margin" shall mean, at any date of determination, the marginal rate of interest which shall be paid by Borrower in addition to the LIBOR Rate and the marginal facility fee rate which coincides to the Funded Debt to EBITDA Ratio (calculated for each Fiscal Quarter with respect to the Fiscal Quarter then ended and the immediately preceding three (3) Fiscal Quarters), as specifically set forth in a separate letter agreement, dated as of the Closing Date, between Borrower and Bank, as such letter may be amended, restated, modified or supplemented from time to time.

         "Bank" shall mean First Union National Bank of North Carolina, a national banking association.

         "Bankers' Acceptance Agreement" shall mean the Documentary Acceptance Agreement, dated on or about the Closing Date, between Bank and Borrower, pursuant to which, and upon the terms and subject to the conditions set forth therein, Bank has agreed to accept Bankers' Acceptances.

         "Bankers' Acceptance Obligations" shall mean that portion of the Obligations constituting Borrower's obligation to reimburse Bank for all amounts paid by Bank under, or with respect to, a Bankers' Acceptance and all other indebtedness, obligations and liabilities owing by Borrower to Bank under a Bankers' Acceptance Agreement.

         "Bankers' Acceptances" shall mean a draft drawn on Bank by Borrower to the order of Bank in the amount of at least $50,000 or an integral multiple thereof and which has been accepted by Bank in its sole discretion pursuant to the Bankers' Acceptance Agreement.

         "Beneficiary" shall mean the beneficiary of a Letter of Credit issued by Bank pursuant to this Agreement.

         "Borrower" shall mean Insteel Industries, Inc., a North Carolina corporation.

         "Business Day" shall mean any day (excluding Saturday, Sunday and legal holidays) on which commercial banks in Mount Airy, North Carolina are open.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et. seq., as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Capitalized Lease Obligation" shall mean any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with Generally Accepted Accounting Principles, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with Generally Accepted Accounting Principles.

         "Closing" shall mean the consummation of the lending transaction contemplated hereby to occur at the time and place set forth in Section 5.1 hereof.

         "Closing Date" shall mean the date referred to in Section 5.1 hereof.

         "Current Maturities of Long Term Debt" shall mean, at any date of the determination thereof, all Funded Debt (excluding the Revolving Loans) and all Capitalized Lease Obligations, which are payable on demand or within one (1) year from such date.

         "Default" shall mean any event or condition which, with the giving of notice or the passage of time or both, would constitute an Event of Default if Borrower took no action to correct the same.

         "Default Rate" shall mean the thirty (30) day LIBOR Contract Rate in effect from time to time plus two percent (2%) per annum.

         "Derivative Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, currency hedge agreement or other similar agreement or arrangement designed to protect Borrower against fluctuations in interest rates or currency exchange rates, including, without limitation, any "swap agreement" as defined in 11 U.S.C. Sec. 101(55).

         "Discount Rate" shall mean, with respect to a Draft drawn for acceptance on any day, a rate per annum equal to the discount rate customarily used by Bank for the discounting of Bankers' Acceptances.

         "Disposal" shall mean the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, thermal destruction or replacing of any substance so that it or any of its constituents may enter the Environment.

         "Dollars" or "$" shall mean dollars of the United States of America.

         "Drafts" shall have the meaning set forth in Section 3.2 of this Agreement.

         "EBITDA" shall mean with respect to the Fiscal Quarter then ended and the immediately preceding three (3) Fiscal Quarters, Net Income, plus income taxes, interest, depreciation and amortization of Borrower and its Subsidiaries for such fiscal period, each of which were subtracted from Net Income for such fiscal period, minus (a) any gain or loss arising from the sale of capital assets, (b) any gain arising from any writeup of assets, (c) earnings of any Subsidiary of Borrower accrued prior to the date it became a Subsidiary,
(d) earnings of any corporation, substantially all of the assets of which have been acquired in any manner by Borrower or any of its Subsidiaries, realized by such corporation prior to the date of such acquisition, (e) the earnings of any Person to which the assets of Borrower or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which Borrower or any of its Subsidiaries shall have been merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction, (f) any gain arising from the acquisition of any securities of Borrower or any of its Subsidiaries, and (g) any gain or loss arising from extraordinary or non-recurring items, all determined in accordance with Generally Accepted Accounting Principles.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Environment" shall mean any water, including, without limitation, surface water and gravel water or water vapor, any land including land surface or subsurface, stream sediments, air, fish, wildlife, plants and all other natural resources or environmental media.

         "Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or Disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

        "Environmental Liabilities" shall mean any liabilities, whether accrued, contingent or otherwise, arising from and in any matter associated with any Environmental Laws applicable to the Borrower or its Subsidiaries.

        "Environmental Permits" shall mean all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of any Property owned, leased or operated by Borrower and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

        "Event of Default" shall have the meaning specified in Section 9.1 hereof.

        "Financials" shall mean the audited and unaudited balance sheets and statements of income, retained earnings and cash flows of Borrower for each fiscal period previously delivered by Borrower to Bank and all other financial statements of Borrower delivered by Borrower to Bank pursuant to Section 7.3 of this Agreement.

        "Fiscal Quarter" shall mean one of the quarterly fiscal periods in the Fiscal Year of Borrower.

        "Fiscal Year" shall mean the period of Borrower ending on September 30 of each calendar year and commencing on October 1 of each calendar year.

        "Funded Debt" shall mean, as it applies to Indebtedness, (i) Indebtedness for borrowed money; (ii) Indebtedness, including, without limitation, Capitalized Lease Obligations, whether or not in any such case the same was for borrowed money, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or
(C) upon which interest charges are customarily paid (other than accounts payable) or that were issued or assumed as full or partial payment for any Property of Borrower; and (iii) Indebtedness under any guaranty of obligations that would constitute Funded Debt under clauses (i) and (ii) hereof.

        "Funded Debt to EBITDA Ratio" shall mean at any date of determination the ratio of Funded Debt to EBITDA.

        "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, consistently applied and maintained on a consistent basis for Borrower throughout the period indicated and consistent with the prior financial practices of Borrower as reflected on the Financials so as to properly reflect the financial condition and results of operations and changes in financial position of Borrower.

         "Hazardous Substances" shall mean, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde, foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous waste, hazardous or toxic substances, and any other material defined as a hazardous substance in Section 101(14) of CERCLA.

         "Indebtedness" shall mean all liabilities, obligations and indebtedness of any and every kind and nature, including, without limitation, the Obligations and all obligations to trade creditors, whether heretofore, now or hereafter owing, arising, due or payable from Borrower to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes the following:

                 (a) All obligations or liabilities of any Person that are secured by any lien, claim, encumbrance or security interest upon Property owned by Borrower, even though Borrower has not assumed or become liable for the payment thereof;

                 (b) All obligations or liabilities created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to Property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such Property;

                 (c) All unfunded pension fund obligations and liabilities; and

                 (d) Deferred taxes.

         "Interest Period" shall mean, with respect to the Revolving Loans, the thirty (30) day periods on and after the Closing Date.

         "Investment" shall mean, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of Stock, indebtedness or other securities or obligations of any other Person, or any direct or indirect loan, advance, extension of credit or capital contribution by such Person to any other Person, or any guaranty of such Person with respect to any liabilities or obligations of any other Person.

         "LIBOR Contract Rate" shall mean with respect to Revolving Loans, the LIBOR Rate plus the Applicable Margin.

         "LIBOR Rate" shall mean the rate per annum (rounded upwards, if necessary, to the next higher one hundredth of one percent) for deposits in United States Dollars for a period equal to thirty (30) days appearing on the Telerate page 3750 at 11:00 a.m. London time two (2) London business days prior to the Closing Date or the expiration of the then existing thirty (30) day period.

         "Letter of Credit" shall mean a standby or import letter of credit at any time applied for by Borrower pursuant to a Letter of Credit Application and issued by Bank for the account of Borrower pursuant to Section 3 hereof.

         "Letter of Credit Application" shall mean Bank's standard form of Application and Agreement For Irrevocable Standby Letter of Credit, and such other documents as Bank may require for its issuance of a Letter of Credit.

         "Letter of Credit Facility" shall mean the facility referred to in
Section 3 hereof.

         "Letter of Credit Facility Commitment" shall mean $17,500,000.

         "Letter of Credit Obligations" shall mean that portion of the Obligations constituting Borrower's obligation to reimburse Bank for all amounts paid by Bank under, or with respect to, a Letter of Credit and all other indebtedness, obligations and liabilities owing by Borrower to Bank under a Letter of Credit Application.

         "Letter of Credit Termination Date" shall mean the earliest of:

              (i) Three hundred sixty four (364) days after the Closing Date unless extended by Bank upon the written request of Borrower delivered to Bank prior to the expiration of such period;

             (ii) The date of termination of the Letter of Credit Facility by Bank after the occurrence of an Event of Default;

            (iii) Such date of termination of the Letter of Credit Facility as is mutually agreed upon by Bank and Borrower; and

             (iv) The date after all Obligations have been paid in full and Bank is no longer obligated to issue Letters of Credit or Bankers' Acceptances hereunder.

         "Loan Documents" shall mean and collectively refer to this Agreement, the Revolving Credit Note, the Letter of Credit Applications, the Bankers' Acceptance Agreements and all agreements and other written matters whether heretofore, now or hereafter executed by or in behalf of Borrower and/or delivered to Bank or any Participant, with respect to this Agreement, or with respect to the transactions contemplated by this Agreement.

         "Maximum Rate" shall mean the maximum non-usurious rate of interest permitted by applicable state or federal law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Indebtedness in question or, to the extent permitted by applicable laws, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of three hundred sixty-five (365) days).

         "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

         "Net Income" shall mean, for any fiscal period, the net earnings (or loss) for such fiscal period of Borrower and its Subsidiaries as reflected on the financial statements of Borrower and its Subsidiaries delivered to Bank pursuant to Section 7.3 of this Agreement, determined in accordance with Generally Accepted Accounting Principles consistently applied.

         "Obligations" shall collectively mean and include (i) the Revolving Loans (including accrued interest owed in respect of the Revolving Loans) and all other sums loaned or advanced by Bank to or on behalf of Borrower pursuant to the terms of this Agreement, the Loan Documents or any other agreement between Bank and Borrower, (ii) all liabilities, debts and obligations now or at any time hereafter owing by Borrower to Bank under any Derivative Agreement, this Agreement or any of the other Loan Documents or otherwise, (iii) the Letter of Credit Obligations and all other obligations incurred by Bank, whether direct or indirect, contingent or otherwise, due or not due, under each Letter of Credit Application or in connection with the issuance of a Letter of Credit, (iv) the Bankers' Acceptance Obligations and all other obligations incurred by Bank, whether direct or indirect, contingent or otherwise, due or not due, under each Bankers' Acceptance Agreement or in connection with the issuance of a Bankers' Acceptance, and (v) all other liabilities, debts and obligations of any and every kind, including, but not limited to, all liabilities arising under any agreements and contracts of guaranty, now or hereafter owing or to become due from Borrower to Bank, whether created, evidenced, acquired or arising under this Agreement or any of the other Loan Documents or any other instruments, obligations, contracts or agreements of any and every kind, now or hereafter existing or entered into between Borrower and Bank or otherwise, and whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all Revolving Loans, interest, charges, expenses, fees, attorneys' and paralegals' fees and any other sums chargeable to Borrower by Bank under this Agreement or any of the other Loan Documents.

         "Participant" shall mean any Person, now or any time hereafter, participating with Bank in the extension of the credit facility from Bank to Borrower pursuant to this Agreement.

         "Permitted Purchase Money Indebtedness" shall mean Purchase Money Indebtedness of Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Purchase Money Indebtedness and Capitalized Lease Obligations incurred during the term of this Agreement, does not exceed $5,000,000.

         "Person" shall mean a corporation, an association, a partnership, an organization, a business, an individual or a government or political subdivision thereof or any government agency.

         "Plan" shall mean an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

         "Prohibited Transaction" shall mean any transactions set forth in
Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986.

         "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Purchase Money Indebtedness" shall mean (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at any time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

         "Purchase Money Lien" shall mean a lien upon Borrower's fixed assets, but only if such lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such lien.

         "Release" shall have the same meaning as given to that term in Section 101(22) of CERCLA.

         "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA.

         "Restricted Investment" shall mean any Investment except the following:

              (i)  Investments to be made in the ordinary course of business;

             (ii) Current assets arising from the sale of goods and services in the ordinary course of business of Borrower;

            (iii) Investments and direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one (1) year from the date of acquisition thereof;

             (iv)  Investments in certificates of deposit maturing within one
         (1) year from the date of acquisition issued by a bank organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least $500,000,000; and

              (v) Investments in commercial paper maturing no more than one (1) year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard and Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc.

         "Revolving Commitment Termination Date" shall mean the earliest of:

              (i)  November 30, 2000;

             (ii) The date of termination of the Revolving Line of Credit by Bank after the occurrence of an Event of Default;

            (iii) Thirty (30) days after Borrower delivers to the Bank written notice of termination of the Revolving Line of Credit in accordance with the provisions of Section 12.3 of this Agreement; provided, however, if Borrower gives such notice of termination to Bank, then on or before the effective date of such termination, Borrower shall indefeasibly pay in full all Obligations and after such date of termination, no Revolving Loans may be requested by Borrower; and

             (iv) The date after all Obligations have been paid in full and Bank is no longer obligated to make Revolving Loans hereunder.

         "Revolving Credit Note" shall mean the amended and restated promissory note of Borrower executed and delivered to Bank pursuant to Section 2.2 hereof evidencing Borrower's obligation to repay the Revolving Loans, together with any amendments, modifications and supplements thereto, and any renewals or extensions thereof, in whole or in part.

         "Revolving Line of Credit" shall mean the revolving line of credit made available by Bank to Borrower pursuant to Section 2.1 hereof.

         "Revolving Line of Credit Commitment" shall mean $35,000,000 minus Additional Funded Debt, as such amount may be reduced from time to time pursuant to Section 2.9 of this Agreement.

         "Revolving Loans" shall mean the loans made by Bank to Borrower under the Revolving Line of Credit.

         "Shareholders' Equity" shall mean at any date the total shareholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) appearing on a balance sheet of Borrower and its Subsidiaries prepared as of such date in accordance with Generally Accepted Accounting Principles consistently applied.

         "Solvent" shall mean, as to any Person, that such Person has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature and owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its debts.

         "Stock" shall mean all shares, options, interests, partnerships or other equivalents (howsoever designated) of or in a corporation, whether voting or non-voting, including, without limitation, common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

         "Subsidiary" shall mean any corporation, more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of which is at the time, directly or indirectly, owned by Borrower and/or one or more Subsidiaries (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

         "Tangible Net Worth" shall mean at any date Shareholders' Equity minus
(a) the unamortized amount, if any, of Borrower's intangible assets and goodwill (including, without limitation, franchises, licenses, patents, trademarks, trade names, copyrights, service marks and brand names) as reflected on the balance sheet of Borrower, (b) any Indebtedness owed to Borrower by any Affiliate, (c) any write-up in the book value of any fixed asset resulting from a revaluation thereof subsequent to the Closing Date, and (d) the amount, if any, at which any shares of Stock of Borrower appear on the asset side of the balance sheet of Borrower.

         "Total Capitalization" shall mean at any date Funded Debt plus Shareholders' Equity on such date.

         1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with Generally Accepted Accounting Principles; provided, however, that, in the event that changes in Generally Accepted Accounting Principles shall be mandated by the Financing Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after such date as Borrower and Bank shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         1.3 Singular/Plural. Unless the context otherwise requires, words used herein in the singular include the plural and words in the plural include the singular.

         1.4 Other Terms. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code of the State of North Carolina to the extent the same are used or defined therein.

         SECTION 2. REVOLVING LINE OF CREDIT.

         2.1 Revolving Loans. Bank hereby establishes, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties made by Borrower hereunder, a Revolving Line of Credit in favor of Borrower in the amount of the Revolving Line of Credit Commitment and agrees to make and remake one or more Revolving Loans to Borrower, upon the terms and conditions set forth herein, from time to time on any Business Day during the period from the date hereof through but not including the Revolving Commitment Termination Date. Subject to the provisions of this Section and Section 4.4 below, Borrower may borrow, repay and reborrow any amount of the Revolving Line of Credit provided that the aggregate principal amount of Revolving Loans outstanding at any time under the Revolving Line of Credit may not exceed the Revolving Line of Credit Commitment. Notwithstanding the foregoing, Bank shall not have any obligation to make a Revolving Loan requested by Borrower hereunder unless all of the conditions precedent set forth in Sections 5.2 and 5.3 hereof are satisfied.

         2.2 Revolving Credit Note. At the Closing, Borrower shall execute and deliver to Bank the Revolving Credit Note payable to the order of Bank for the full amount of the Revolving Line of Credit Commitment. The Revolving Credit Note shall be in the form of Exhibit A attached hereto and dated as of the Closing Date. The amount of principal owing on the Revolving Credit Note at any given time shall be the aggregate amount of all Revolving Loans made under the Revolving Line of Credit, less all payments of principal theretofore paid by Borrower to Bank on the Revolving Loans.

         2.3 Payment of Interest on Revolving Loans. Subject to the provisions of Section 2.5 below, Borrower shall pay to Bank interest on the unpaid principal amount of the Revolving Loans outstanding at a rate equal to the LIBOR Contract Rate. Interest will be calculated on a daily basis (computed on the basis of actual days elapsed over a year of three hundred sixty (360) days). Interest accrued on the Revolving Loans shall be due and payable in arrears on the last day of each Fiscal Quarter.

         2.4 Provisions Applicable to the LIBOR Rate. The Interest Period applicable to Revolving Loans shall commence on the Closing Date and on the last day of the preceding Interest Period. Any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day. Changes in the rate of interest payable by Borrower due to a change in the LIBOR Rate shall take effect on the same day on which the LIBOR Rate changes.

         2.5 Default Rate; Post-Petition Interest. Notwithstanding any other provision of this Agreement, upon the occurrence and during the continuance of an Event of Default, the outstanding principal balance of the Revolving Loans, and to the fullest extent permitted by applicable law, all interest accrued on the Revolving Loans, shall bear interest at the Default Rate, and shall be payable on demand. To the fullest extent permitted by applicable law, interest shall continue to accrue on the Revolving Loans after the filing by or against Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

       2.6 Mandatory Repayment of Principal of Revolving Loans. Borrower shall repay the principal of the Revolving Loans:

             (i)   In full, on the Revolving Commitment Termination Date; and

            (ii) In full, upon the occurrence of any Event of Default and acceleration of the Obligations by Bank pursuant to Section 10.1 hereof.

       2.7 Use of Proceeds of Revolving Loans. Borrower shall use the proceeds of all Revolving Loans for working capital, capital expenditures and such other legal and proper corporate purposes (duly authorized by Borrower's board of directors) as are permitted hereunder and are consistent with all applicable laws and statutes.

       2.8 Disbursement of Revolving Loans. Borrower hereby irrevocably authorizes Bank to disburse the proceeds of each Revolving Loan under this Agreement (i) in accordance with the terms of any written instructions from Borrower, (ii) in accordance with telephone instructions from any of Borrower's duly authorized officers or other Persons in each case designated from time to time in writing by Borrower, or (iii) by deposit or wire transfer to Borrower's controlled disbursement or depository account with Bank in an amount equal to the sum communicated to Bank as being necessary to cover checks or other items of payment drawn by Borrower upon such account and presented to Bank for payment, but in no event shall Bank be obligated to make Revolving Loans hereunder in amounts necessary to cover any such checks or other items of payment presented to Bank to the extent that Borrower is not otherwise entitled to receive Revolving Loans in such amounts from Bank pursuant to the terms hereof.

       2.9 Voluntary Reduction in Revolving Line of Credit Commitment. Upon at least five (5) Business Days prior notice, Borrower may cause Bank to reduce the unutilized portion of the Revolving Line of Credit Commitment in part in amounts of $5,000,000 plus $1,000,000 or integral multiples thereof if such reduction is in excess of $5,000,000, or in whole. After any such reduction, the Revolving Line of Credit Commitment may not thereafter be increased without the prior written consent of Bank.

       SECTION 3. LETTER OF CREDIT FACILITY.

       3.1 Issuance of Letters of Credit. Bank hereby establishes, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties made by Borrower hereunder, a letter of credit facility in favor of Borrower and agrees to issue one or more Letters of Credit for the account of Borrower, upon the terms and conditions set forth herein, from time to time on any Business Day during the period from the date hereof through but not including the Letter of Credit

Termination Date, provided that the aggregate face amount of all Letters of Credit and Bankers' Acceptances outstanding at any time shall not exceed the Letter of Credit Facility Commitment and no Letter of Credit may have an expiration date later than the Letter of Credit Termination Date. Notwithstanding the foregoing, Bank shall not have any obligation to issue a Letter of Credit requested by Borrower hereunder unless all of the conditions precedent set forth in Sections 5.2 and 5.3 hereof are satisfied.

       3.2 Acceptance of Bankers' Acceptances. (a) Bank hereby agrees, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties made by Borrower hereunder, to establish a bankers' acceptance facility in favor of Borrower and agrees to accept one or more Bankers' Acceptances for the account of Borrower, upon the terms and conditions set forth herein, from time to time on any Business Day during the period from the date hereof through but not including the Letter of Credit Termination Date, provided the aggregate amount of all Letters of Credit and Bankers' Acceptances outstanding at any time shall not exceed the Letter of Credit Facility Commitment and no Bankers' Acceptance may have a maturity date later than the Letter of Credit Termination Date. Borrower may request that Bank accept, at its option and with full power of further sale, discount or other transfer, drafts drawn by Borrower on Bank ("Drafts") in a face amount of not less than $50,000, upon the terms and conditions set forth herein. Notwithstanding the foregoing, Bank shall not have any obligation to accept any Draft unless all of the conditions precedent set forth in Sections 5.2 and 5.3 hereof are satisfied.

       3.3 Letter of Credit and Bankers' Acceptance Fees. In consideration of Bank's issuing Letters of Credit for Borrower's account pursuant to Section
3.1 hereof, Borrower agrees to pay Bank a fee equal to the percentage or minimum fee customarily charged by Bank for the issuance of Letters of Credit times the face amount of each Letter of Credit issued from time to time pursuant to this Agreement plus the other charges customarily charged by Bank generally to its customers for handling, amendments, drawings on and other administration of Letters of Credit. In consideration of Bank's accepting Bankers' Acceptances for Borrower's account pursuant to Section 3.2 hereof, Borrower agrees to pay Bank a fee equal to the percentage or minimum fee customarily charged by Bank for the issuance of Bankers' Acceptances plus the other charges customarily charged by Bank generally to its other customers for handling, amendments, drawings on and other administration of the Bankers' Acceptances. Issuance fees shall be deemed fully earned upon issuance of each Letter of Credit or Bankers' Acceptance, shall be due and payable in advance upon the issuance of the Letter of Credit or acceptance of Bankers' Acceptance and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

       3.4   Reimbursement Obligations under Letters of Credit.

             (a) Borrower hereby unconditionally agrees to reimburse Bank on the day of any drawing under a Letter of Credit for the actual amount paid by Bank on such drawing. Borrower shall also pay interest on each unreimbursed drawing under a Letter of Credit at a rate per annum equal to the Default Rate (computed on the basis of actual days elapsed over a year of three hundred sixty
(360) days). Interest owing under this Section 3.4 shall be due and payable at such time as Borrower reimburses Bank for any drawing under a Letter of Credit and on demand. To the fullest extent permitted by applicable law, interest shall continue to accrue on each unreimbursed drawing under a Letter of Credit after the filing by or against Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

             (b) Borrower's obligation under this Section 3.4 to reimburse Bank for each drawing under a Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which Borrower may have or have had against the Beneficiary, Bank or any other Person, including, without limitation, any defense based upon:

                  (i) a failure of Borrower to receive all or any part of the consideration with respect to which such drawing under a Letter of Credit was made;

                 (ii) any lack of validity or enforceability of a Letter of Credit, the Letter of Credit Application relating thereto or any of the Loan Documents;

                (iii) any amendment or waiver of or any consent to departure from any of the Loan Documents;

                 (iv) the existence of any claim, set-off, defense or other right which Borrower may have at any time against the Beneficiary (or any Persons for whom the Beneficiary may be acting), Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or in the Loan Documents or any unrelated transaction;

                  (v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect, provided any payment does not constitute gross negligence or willful misconduct on the part of Bank;

                 (vi) any non-application or misapplication by the Beneficiary or otherwise of the proceeds of any drawing under a Letter of Credit;

                (vii) payment by Bank under a Letter of Credit against presentation of documentation which does not comply with the terms of such Letter of Credit, provided such payment does not constitute gross negligence or willful misconduct on the part of Bank;

               (viii) the failure by Bank to honor any drawing under a Letter of Credit, provided such failure does not constitute gross negligence or willful misconduct on the part of Bank; or

                 (ix) any other circumstances or happening similar to any of the foregoing.

       3.5   Bankers' Acceptance Reimbursement and Payment Obligations.

             (a) Borrower shall deliver to Bank blank Drafts duly executed by Borrower, payable to Bank and endorsed in blank or to Bank's order, which Bank shall hold in safekeeping. From time to time Borrower may request that Bank create a Bankers' Acceptance under this Agreement by giving Bank written or telephonic notice confirmed in writing, and by sending a copy thereof, together with any supporting documentation, to Bank pursuant to Section 12.3 hereof. On receipt thereof, Bank may, in its sole discretion, create a Bankers' Acceptance by preparing a Draft in accordance with the information set forth in such notice, duly accepting and discounting such Draft, and paying to Borrower, in the manner set forth in subsection (c) below, an amount equal to the discounted face amount ("Discounted Face Amount) of such Draft (computed at the Discount Rate for the period from the date of the Draft to the date of its maturity, calculated on the basis of a year of three hundred sixty (360) days). Bank shall be fully indemnified by Borrower in completing Drafts in reliance upon any instructions (including telephonic instructions) received pursuant to this
Section 3.5(a). In case any authorized signatory of Borrower whose signature shall appear on any Draft shall cease to have such authority before the creation of a Bankers' Acceptance with respect to such Draft, Bank's obligation under this Agreement and under such Bankers' Acceptance shall nevertheless be valid for all purposes as if such authority had remained in force until such creation.

             (b) Bank shall use the same care with respect to the safekeeping of such Drafts as Bank uses with respect to its own similar property but shall not be obligated to maintain any insurance for Borrower's benefit.

             (c) The Discounted Face Amount of each Draft payable to Borrower pursuant to the terms of this Agreement shall be disbursed in accordance with
Section 2.8 of this Agreement.

             (d) Borrower unconditionally agrees to pay to Bank on the maturity date of each Bankers' Acceptance (whether by acceleration or otherwise), the face amount of such Bankers' Acceptance, plus any liabilities, charges and expenses (including reasonable attorneys' fees) paid or incurred by Bank in connection with any Bankers' Acceptance or the enforcement thereof. All amounts payable by Borrower pursuant to this Section 3.5 shall be paid in immediately available funds. Borrower agrees that no Bankers' Acceptance may be prepaid prior to its maturity date without Bank's consent.

             (e) Borrower hereby agrees to indemnify and hold Bank harmless with respect to any obligation or liability imposed on Bank (including, without limitation, the amount of any penalties and charges and the cost of maintaining reserves) arising out of the purchase or discount of such Bankers' Acceptance, in the absence of gross negligence or willful misconduct on the part of Bank. Bank's determination as to the amount of any such obligation or liability shall be final and conclusive absent manifest error. At Bank's request, Borrower shall provide satisfactory evidence as to the genuineness and validity of the transaction underlying any Bankers' Acceptance and such other information as may be reasonably requested by Bank.

             (f) Bank shall have no responsibility for, and Borrower shall indemnify Bank against and hold Bank harmless from, each and every claim, demand, liability, loss, cost or expense to which Bank may be subjected or which Bank may incur arising out of any transaction or contract to which any Bankers' Acceptance relates or to any goods or documents involved therein.

       3.6 Actions of Beneficiary. Borrower assumes all risks of the acts or omissions of each Beneficiary with respect to its use of a Letter of Credit. Neither Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of a Letter of Credit or any acts or omissions of the Beneficiary in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged in the absence of gross negligence or willful misconduct on the part of Bank; (c) payment by Bank against presentation of documents which do not fully comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to a Letter of Credit, in the absence of gross negligence or willful misconduct on the part of Bank; or
(d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier, telex or otherwise, except that Borrower shall have a claim against Bank, and Bank shall be liable to Borrower, to the extent of any damages suffered by Borrower which Borrower proves were caused by Bank's willful failure, or gross negligence resulting in Bank's failure, to make lawful payment under a Letter of Credit after the presentation to it by a Beneficiary of all documentation required by the terms of a Letter of Credit to accompany a drawing thereunder strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

       3.7 Outstanding Letters of Credit and Bankers' Acceptances on Letter of Credit Termination Date. On the Letter of Credit Termination Date, if all outstanding Letters of Credit and Bankers' Acceptances are not terminated or cancelled and Bank released from all liability thereunder, Borrower shall either (a) cause to be issued in favor of Bank as beneficiary a direct pay letter of credit from a commercial bank and in form both reasonably acceptable to Bank providing for direct reimbursement to Bank of all sums paid by Bank on the outstanding Letters of Credit and Bankers' Acceptances or (b) deposit with Bank funds equal to the undrawn face amount of all Letters of Credit and Bankers' Acceptances then outstanding to be held by Bank as security for the outstanding Letter of Credit Obligations and Bankers' Acceptance Obligations.

       SECTION 4. PROVISIONS APPLICABLE TO THE REVOLVING LOANS, THE BANKERS' ACCEPTANCE OBLIGATIONS AND THE LETTER OF CREDIT OBLIGATIONS.

       4.1   Payments; Manner and Application of Payments.

             (a) All payments by Borrower on account of principal, interest and fees on the Revolving Loans, the Bankers' Acceptance Obligations and the Letter of Credit Obligations shall be made in immediately available funds to Bank at its office in Mount Airy, North Carolina prior to 1:00 p.m., Mount Airy, North Carolina time on the date payment is due, or at such other place as is designated in writing by Bank. If any payment of principal, interest or fees falls due on a day which is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and, with respect to principal, interest shall accrue and be payable for such period of extension. Any payments received by Bank later than 1:00 p.m. shall be deemed to have been made on the next day.

             (b) In the event that Borrower does not pay to Bank any interest, fees, costs or expenses payable by Borrower pursuant to this Agreement or the Revolving Credit Note, or any Letter of Credit Obligations, including, without limitation, the reimbursement obligations set forth in Sections 3.4 and 3.5 hereof,

Borrower hereby irrevocably authorizes Bank to pay itself the same by drawing such amounts as a Revolving Loan under the Revolving Line of Credit as of the respective due dates of such interest, fees, costs, expenses, Bankers' Acceptance Obligations and Letter of Credit Obligations, but the failure of Bank to so pay itself by drawing a Revolving Loan under the Revolving Line of Credit shall not affect Borrower's obligation to pay such interest, fees, costs, expenses, Bankers' Acceptance Obligations and Letter of Credit Obligations.

             (c) All payments made by Borrower shall be applied (i) first, to the payment of accrued and unpaid fees and interest on the Obligations, and (ii) second, to the payment of unpaid principal on the Obligations; provided, however, that during the continuance of an Event of Default, Bank shall apply all such payments to the Obligations in any amounts and any priority as Bank in its sole discretion may determine.

       4.2 Maximum Interest Rate. Nothing contained in this Agreement, in the Revolving Credit Note or the other Loan Documents shall be deemed to establish or require the payment of interest to Bank at a rate in excess of the Maximum Rate. In the event that the rate of interest required to be paid under the provisions of this Agreement, the Revolving Credit Note or the other Loan Documents exceeds the Maximum Rate, the rate of interest required to be paid hereunder and under the Revolving Credit Note shall be automatically reduced to the Maximum Rate and any amounts collected in excess of the permissible amount shall be deemed a prepayment of principal on the Revolving Loans and the Letter of Credit Obligations.

       4.3 Increased Costs. If at any time after the date hereof, and from time to time, Bank or any Participant shall determine reasonably and in good faith that the adoption or modification of any applicable federal or state law, rule or regulation regarding Bank's or any Participant's required levels of reserves, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any change therein or any interpretation or administration thereof by any court, governmental authority, central bank or comparable agency charged with the interpretation, administration or compliance of Bank or any Participant with any of such requirements (which are unforeseen by Bank at the present time), has or would have the effect of (i) increasing Bank's or any Participant's net cost relating to the Obligations of Borrower hereunder, (ii) reducing the yield or rate of return of Bank or any Participant on the Obligations of Borrower hereunder to a level below that which Bank or any Participant could have achieved but for the adoption or modification of any such requirements, (iii) imposing any reserve, special deposit or similar requirements relating to any extensions of credit on or other assets of, or any deposits with or other liabilities of, Bank or any Participant (such increases or reductions being collectively referred to herein as "Increased Costs"), Borrower shall, within ten (10) days of any request by Bank or any Participant, pay to Bank or such Participant such additional amounts as (in Bank's or any Participant's sole judgment, after good faith and reasonable computation) will compensate Bank or such Participant for such increase in net costs or reduction in yield or rate of return of Bank or such Participant. Upon making such request to Borrower for the payment of such additional amounts, Bank and such Participant shall deliver to Borrower a notice setting forth the basis for and calculation of such Increased Costs. No failure by Bank or any Participant to demand payment of any additional amounts payable hereunder shall constitute a waiver of Bank's or any Participant's right to demand payment of any amounts arising at any subsequent time in accordance with the terms hereof. Nothing herein contained shall be construed or so operate as to require Borrower to pay any interest, fees, costs or charges greater than is permitted by applicable law.

       4.4 Funding Loss Indemnification. If Borrower makes any payment of principal with respect to any Revolving Loan (whether at stated maturity, as the result of acceleration of maturity or otherwise) on any day other than the due date of such interest payment or the last day of the Interest Period applicable thereto, Borrower shall reimburse Bank on demand for any resulting loss or expense (not including lost profits) incurred by Bank as determined by Bank and certified by Bank to Borrower (which certificate shall be deemed correct and conclusively binding upon Borrower and Bank absent manifest error). Borrower shall indemnify Bank and hold Bank harmless from any loss (not including lost profits), cost or expense Bank may sustain or incur as a consequence of the failure of Borrower to complete any borrowing after notice thereof has been given to Bank, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds required by Bank to fund such borrowing when such amount is not borrowed. Bank shall certify the amount of its loss, cost or expense to Borrower and such certification shall be conclusive absent manifest error.

       4.5 Illegality; Impracticality. If it shall become unlawful for Bank to obtain funds in the London interbank market in order to fund or maintain Revolving Loans or otherwise to perform its obligations hereunder with respect to any such Revolving Loan, upon not less than five (5) Business Days notice by Bank to Borrower, the rate of interest on all such Revolving Loans shall thereupon be determined by Bank using a comparable interest rate selected by Bank in its reasonable discretion, and the right of Borrower to obtain Revolving Loans using the LIBOR Rate as a base shall thereupon terminate. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a borrowing request for a Revolving Loan, (i) deposits in United States dollars for periods comparable to the Interest Period are not quoted or available to Bank in the London interbank market, or (ii) the LIBOR

Rate will not adequately or fairly reflect the costs to Bank of making or maintaining the related Revolving Loan, or (iii) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority, or compliance by Bank with any request or directive of such authority (whether or not having the force of law), including, without limitation, exchange controls, it is impracticable, unlawful or impossible for Bank to make or continue the relevant Revolving Loan using the LIBOR Rate as a base, then Borrower shall not be entitled, so long as such circumstances continue, to request Revolving Loans hereunder using the LIBOR Rate as a base and the rate of interest on all such Revolving Loans shall thereafter for so long as such circumstances continue be determined by Bank using a comparable interest rate selected by Bank in its reasonable discretion.

       4.6 Facility Fee. During the term of the Revolving Line of Credit, Borrower shall pay Bank a facility fee at the Applicable Margin in effect on the first (1st) day of each Fiscal Quarter on the daily undisbursed portions of the Revolving Line of Credit Commitment. Such facility fee shall accrue from and including the Closing Date through but not including the Revolving Commitment Termination Date, shall be calculated on the basis of a three hundred sixty
(360) day year for the actual number of days elapsed, and shall be payable quarterly in arrears on the first Business Day of each Fiscal Quarter for the immediately preceding Fiscal Quarter, or, if earlier, the Revolving Commitment Termination Date.

       4.7 All Obligations to Constitute One Loan. All Obligations of Borrower under this Agreement shall constitute one general obligation of Borrower and shall be secured by all security interests, liens, claims, encumbrances, and rights of offset at any time or times hereafter granted by Borrower to Bank.

       SECTION 5. CLOSING; CONDITIONS OF LOANS.

       5.1 Closing. The Closing shall take place on the date of the execution of this Agreement by Bank ("Closing Date") at the offices of Carruthers & Roth, P.A., Greensboro, North Carolina, or at such other time and place as the parties hereto shall mutually agree.

       5.2 Conditions of Initial Revolving Loan, Bankers' Acceptance and Letter of Credit. Notwithstanding any other provision of this Agreement or any other Loan Document, and without affecting any other rights of Bank under the other sections of this Agreement, Bank shall have no obligation under Sections 2.1, 3.1 and 3.2 of this Agreement to make the initial Revolving Loan, accept any Banker's Acceptance or issue any Letter of Credit on the Closing Date unless and until, in addition to each of the conditions set forth in Section 5.3 hereof, the following conditions have been satisfied in a manner satisfactory to Bank and its counsel:

             (a) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted or commenced before any court, governmental agency or legislative body to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby, or which, in Bank's reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

             (b) Governmental Approvals. All necessary approvals, authorizations and consents, if any be required, of all governmental bodies (including courts) having jurisdiction with respect to the transactions contemplated by this Agreement shall have been obtained.

             (c) Loan Documentation. Bank shall have received, on or prior to the Closing Date, the following documents, each duly executed and delivered to Bank, and each in form and substance satisfactory to Bank and its counsel:

             (i)  Revolving Credit Note.  The duly executed Revolving Credit
       Note;

            (ii) Certificate of Secretary of Borrower. Certificate of the Secretary or an Assistant Secretary of Borrower certifying (x) that attached thereto is a true and complete copy of the bylaws of Borrower as in effect on the date of such certification, (y) that attached thereto is a true and complete copy of resolutions adopted by the executive committee of the Board of Directors of Borrower, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, and (z) as to the incumbency and genuineness of the signature of each officer of Borrower executing this Agreement or any of the other Loan Documents;

           (iii) Articles of Incorporation of Borrower. Copies of the Articles of Incorporation of Borrower, and all amendments thereto, certified by the Secretary of State of North Carolina;

            (iv) Certificates of Existence. Original Certificates of Existence for Borrower issued by the Secretary of State of North Carolina, and the appropriate official of each other jurisdiction where the conduct of Borrower's business activities or the ownership of its properties necessitates qualification;

             (v) Certificate as to No Default. A certificate signed by an officer of Borrower, in form and substance satisfactory to Bank and its counsel, dated as of the Closing Date, certifying that (x) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true, correct and complete as of such date, (y) that Borrower is on such date in compliance with all of the terms and provisions set forth in this Agreement and the other Loan Documents, and (z) on the Closing Date, no Default or Event of Default exists;

            (vi) Disbursement Instructions. Written instructions from Borrower to Bank as to any sums to be paid out of the proceeds of the initial Revolving Loan made pursuant to this Agreement;

           (vii) Opinion of Counsel. A written opinion of counsel to Borrower as to the transactions contemplated by this Agreement and the other Loan Documents to be in form and substance satisfactory to Bank and its counsel; and

          (viii) Supplemental Documentation. Such other documentation as Bank or its counsel shall reasonably request.

             (d) No Material Adverse Change. Since December 31, 1995, there shall not have occurred any material adverse change in the business, financial condition or results of operations of Borrower, or any event, condition, or state of facts which would be expected materially and adversely to affect the business, financial condition or results of operations of Borrower.

       5.3 Conditions of All Loans, Bankers' Acceptances and Letters of Credit. Notwithstanding any other provision of this Agreement or any other Loan Document, and without affecting in any manner the rights of Bank under the other sections of this Agreement, Bank shall have no obligation under Sections 2.1,
3.1 and 3.2 of this Agreement to make any Revolving Loan, accept any Bankers' Acceptance or issue any Letter of Credit unless and until, in addition to each of the conditions set forth in Section 5.2 hereof, the following conditions have been and continue to be satisfied in a manner satisfactory to Bank:

             (a) No Material Adverse Change. There shall not have occurred after the Closing Date any material adverse change in the business, financial condition or results of operations of Borrower, or any event, condition or state of facts which would be expected materially and adversely to affect the business, financial condition or results of operations of Borrower.

             (b) Delivery of Documents. Bank shall have received the originals or copies of all documents required to be delivered to Bank pursuant to the terms of this Agreement and all other certificates, reports and information required to be delivered to Bank hereunder.

             (c) Representations and Warranties. The representations and warranties contained in Section 6 of this Agreement and the other Loan Documents are and shall continue to be true and correct in all material respects (except to the extent that they shall be untrue or incorrect solely as a result of occurrences permitted under this Agreement).

             (d) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.

             (e) Performance of Agreement. All covenants and agreements on the part of Borrower to be performed hereunder shall have been performed and, unless otherwise expressly agreed, any conditions precedent set forth in Section 5.2 hereof shall have been fulfilled.

             (f) Letter of Credit Application. Bank shall have received a duly executed Letter of Credit Application with respect to any Letter of Credit requested by Borrower.

             (g) Bankers' Acceptance Agreement. Bank shall have received a duly executed Bankers' Acceptance Agreement with respect to any Bankers' Acceptance requested by Borrower.

       5.4 Waiver of Conditions. If Bank makes any Revolving Loan, accepts any Bankers' Acceptance or issues any Letter of Credit hereunder prior to the fulfillment of any of the conditions precedent set forth in Sections 5.2 and 5.3 hereof, the making of such Revolving Loan, the acceptance of such Bankers' Acceptance or the issuance of such Letter of Credit shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and Borrower shall thereafter use its best efforts to fulfill each such condition promptly.

       SECTION 6. REPRESENTATIONS AND WARRANTIES.

       In order to induce Bank to enter into this Agreement and to make Revolving Loans, accept Bankers' Acceptances and issue Letters of Credit, Borrower makes the following warranties and representations to Bank:

       6.1 Corporate Organization and Power. Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina;(b) is qualified to do business and is in good standing in every jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified; (c) has the power to engage in the transactions contemplated hereby; and (d) has the full power, authority and legal right to execute and deliver this Agreement and the other Loan Documents and to perform and observe the terms and provisions thereof. Borrower has no Subsidiaries other than Insteel Wire Products Company, a North Carolina corporation, and Intercontinental Metals Corporation, a North Carolina corporation. Except as set forth in Exhibit B attached hereto, neither Borrower nor any of its Subsidiaries has been known as or used any other corporate, fictitious or trade names.

       6.2 Litigation; Government Regulation. Except as set forth on Exhibit C attached hereto, there are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its Subsidiaries at law or in equity before any court or administrative officer or agency which might result in a material adverse change in the business or financial condition of Borrower or its Subsidiaries or impair Borrower's or its Subsidiaries' ability to perform its obligations under the Loan Documents. Neither Borrower nor any of its Subsidiaries is in violation of or in default under any applicable statute, rule, order, decree, writ, injunction or regulation of any governmental body (including any court) where such violation would have a materially adverse effect upon Borrower's or its Subsidiaries' business, property, assets, operations or condition, financial or otherwise.

       6.3 Taxes. Borrower is not delinquent in the payment of any taxes which have been levied or assessed by any governmental authority against it or its assets. Borrower and its Subsidiaries have timely filed all tax returns which are required by law to be filed, and have paid all taxes shown on said returns and all other assessments or fees levied upon Borrower, its Subsidiaries or upon its respective Property to the extent that such taxes, assessments or fees have become due, except such amounts thereof as are being contested in good faith and for which adequate provision has been made for such payment. To the knowledge of the officers of Borrower, no material controversy in respect of income taxes is pending or threatened.

       6.4 Enforceability of Loan Documents; Compliance With Other Instruments. The Loan Documents are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms. Borrower is not subject to any corporate restriction or to any order, rule, regulation, writ, injunction or decree of any court or governmental authority or to any statute which materially and adversely affects its business, property, assets or financial condition. Except as set forth in Section 6.21 of this Agreement, neither Borrower nor any of its Subsidiaries is a party to any labor dispute, there are no strikes or walkouts relating to any labor contracts and no such contract is scheduled to expire during the term of this Agreement. Neither

Borrower nor any of its consolidated Subsidiaries is in default in the payment of any amount owing under, or in the performance of any other material obligation in respect of, any indenture, loan agreement, mortgage, lease, deed or similar agreement related to the borrowing of monies to which Borrower or such Subsidiary is a party or by which it is bound. Neither the execution, delivery or performance of the Loan Documents, nor compliance therewith: (a) conflicts or will conflict with or results or will result in any breach of, or constitutes or will constitute with the passage of time or the giving of notice or both, a default under, (i) the Articles of Incorporation or Bylaws of Borrower, (ii) any law, order, writ, injunction or decree of any court or governmental authority, or (iii) any agreement or instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower or its Subsidiaries or its respective Property is bound or (b) results or will result in the creation or imposition of any lien, charge or encumbrance upon its respective Property pursuant to any such agreement or instrument.

       6.5 Governmental Authorization. No authorization, consent or approval of any governmental authority is required for the execution, delivery and performance of the Loan Documents or the consummation of the transactions contemplated thereby. Borrower and its Subsidiaries have, and are in good standing with respect to, all governmental approvals, permits, certificates, inspections, consents and franchises necessary to continue to conduct its business as heretofore conducted and to own or lease and operate its properties as now owned or leased by it. None of such approvals, permits, certificates, consents, or franchises contains any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower.

       6.6 Event of Default. No event has occurred and is continuing which constitutes a Default or an Event of Default.

       6.7 Margin Securities. None of the transactions contemplated by this Agreement (including, without limitation thereof, the use of the proceeds of the Revolving Loans) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto. Borrower does not own or intend to carry or purchase directly or indirectly any margin securities. None of the proceeds of the Revolving Loans will be used to purchase or carry (or refinance any borrowing, the proceeds of which were used to purchase or carry) any "margin security" within the meaning of the Securities Exchange Act of 1934, as amended.

       6.8 Full Disclosure. None of the Loan Documents, nor any statements furnished by or on behalf of Borrower or any Subsidiary to Bank in connection with the Loan Documents, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. To the best of Borrower's knowledge, there is no fact which Borrower has not disclosed to Bank in writing which materially affects adversely or, to the best of Borrower's knowledge, will materially affect adversely the assets, business, profits or conditions (financial or otherwise) of Borrower or its Subsidiaries or the ability of Borrower to perform its Obligations under the Loan Documents.

       6.9 Business Locations. Borrower's chief executive office, principal place of business, and other offices, places of business and locations where Borrower keeps its books and records are at the locations set forth on Exhibit D attached hereto and made a part hereof.

       6.10 ERISA. Except as disclosed on Exhibit E attached hereto, Borrower does not have any Plan. Borrower has not received any notice to the effect that it is not in full compliance with any of the requirements of ERISA. No fact or situation that could result in a material adverse change in the financial condition of Borrower, including, without limitation, any Reportable Event or Prohibited Transaction, exists in connection with any Plan. Borrower has no withdrawal liability in connection with a Multiemployer Plan.

       6.11 Financials. The Financials delivered to Bank have been prepared in accordance with Generally Accepted Accounting Principles (subject, in the case of interim Financials, to normal year-end adjustments), contain no material misstatement or material omission, and fairly present the financial position, assets and liabilities of Borrower as of the respective dates thereof and the results of operations of Borrower for the respective periods then ended. Except for the transactions contemplated by this Agreement, since the date of the last of the Financials, there has been no material adverse change in the assets, liabilities or financial position of Borrower or its Subsidiaries or in the results of Borrower's or its Subsidiaries' operations, and neither Borrower nor any of its Subsidiaries has incurred any obligation or liability which would materially and adversely affect its financial condition or business operations.

       6.12 Title to Property. Borrower has good, indefeasible and merchantable title to and ownership of or valid leasehold or other interests in its Property, including without limitation, the Property reflected in the Financials.

       6.13  Solvency.  Borrower is Solvent.

       6.14 Use of Proceeds. Borrower's use of the proceeds of any Revolving Loans made by Bank to Borrower pursuant to this Agreement are, and continue to be, legal and proper corporate uses (duly authorized by its Board of Directors) and such uses are consistent with all applicable laws and statutes, as in effect as of the date hereof.

        6.15 Assets for Conduct of Business. Borrower possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks and trade names to conduct its business as heretofore conducted.

       6.16 Trade Relations. To the best of Borrower's knowledge, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in the business relationship of Borrower or any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier which would have a material adverse effect on the business, financial condition or results of operations of Borrower, and there exists no present condition or state of facts or circumstances which would materially adversely affect Borrower or prevent Borrower from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

       6.17 Compliance With Laws. Borrower and its Subsidiaries have duly complied with, and its business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower and its Subsidiaries or the conduct of Borrower's or its Subsidiaries' business, including, without limitation, all Environmental Laws, and there have been no citations, notices or orders of non-compliance received by Borrower or its Subsidiaries under any such law, rule or regulation which would have a material and adverse effect on the business of Borrower or its Subsidiaries or the value of its respective Property.

       6.18 Guaranty. Borrower has no outstanding guaranties of Indebtedness of another Person except as otherwise permitted under Section 8.13 hereof.

       6.19 Environmental Matters. To the best of Borrower's knowledge, neither Borrower nor any Subsidiary is subject to any Environmental Liability and neither Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA which is likely to have a material adverse effect on the business of Borrower or any of its Subsidiaries or the value of its respective Property. Neither Borrower nor any of its Subsidiaries is subject to any existing, or, to the best of Borrower's knowledge, any pending or threatened suit, claim, notice of violation, or request for information under any Environmental Law, nor, to the best of Borrower's knowledge, has Borrower or any of its Subsidiaries been provided any notice or information under any Environmental Law which would have a material adverse effect upon the business of Borrower or

Borrower or any of its Subsidiaries or the value of its respective Property. To the best of Borrower's knowledge, Borrower and its Subsidiaries have not failed to obtain any Environmental Permit, the failure to obtain which would have a material adverse effect upon the business of Borrower or any of its Subsidiaries.

       6.20 Withholding Taxes. Borrower and its Subsidiaries are current in respect to the payment of all federal and state withholding taxes and social security taxes. Borrower currently accrues its payroll tax applications and maintains sufficient available funds to satisfy its payroll tax liability.

       6.21 Labor Contract; Labor Disputes. Neither Borrower nor any of its Subsidiaries is a party to any collective bargaining contract or agreement with its employees other than a collective bargaining contract with the hourly employees at the Wilmington, Delaware facility occupied by Insteel Wire Products Company. Borrower is not a party to, and there is not pending or threatened, any labor dispute, strike, lockout, grievance, work stoppage or walkout relating to any labor contract to which Borrower is a party. Borrower and its Subsidiaries have complied with the provisions of the Fair Labor Standards Act of 1938, as amended, and neither Borrower nor any of its officers, directors or employees, has committed any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended.

       6.22 Leases. Exhibit F attached hereto lists, as of the Closing Date, all capitalized leases of Borrower and Exhibit G attached hereto lists, as of the Closing Date, all operating leases of Borrower, including, in each case, the name of the lessor, the description of the leased Property, whether real or personal, and the location of such Property. Borrower enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect.

       6.23 Reaffirmation of Warranties and Representations. Each request for a Revolving Loan, a Bankers' Acceptance or a Letter of Credit by Borrower pursuant to this Agreement shall constitute (a) to the best knowledge of each officer of Borrower and to the best knowledge of each Person authorized or permitted to request Revolving Loans hereunder, an automatic warranty and representation by Borrower to Bank that there does not then exist a Default or an Event of Default and (b) a reaffirmation that, to the best knowledge of each officer of Borrower and to the best knowledge of each Person authorized or permitted to request Revolving Loans hereunder, all of the representations and warranties of Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents continue to be true and correct in all material respects.

       6.24 Survival of Warranties and Representations. Borrower covenants, warrants and represents to Bank that all representations and warranties of Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents shall be true at the time of Borrower's execution of this Agreement and the other Loan Documents and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

       SECTION 7. AFFIRMATIVE COVENANTS.

       Until payment in full of all Obligations of Borrower to Bank, Borrower covenants and agrees that, unless Bank consents in writing, Borrower will:

       7.1 Repayment of Obligations. Repay the Obligations according to the terms of this Agreement and the other Loan Documents.

       7.2 Performance Under Loan Documents. Perform all Obligations required to be performed by it under the terms of this Agreement and the other Loan Documents and any other agreements now or hereafter existing or entered into between Borrower and Bank.

       7.3 Financial and Business Information as to Borrower. Deliver to Bank with respect to Borrower:

             (a) As soon as practicable, but no later than thirty (30) days after the close of each Fiscal Quarter, beginning with the current Fiscal Quarter, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the close of each Fiscal Quarter, and a consolidated and consolidating statement of income and cash flow, for that portion of the Fiscal Year to date then ended, prepared in accordance with Generally Accepted Accounting Principles (subject to timing and normal year-end adjustments), applied on a basis consistent with that of the preceding period or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the Fiscal Quarter, and certified as accurate by the chief financial officer of Borrower;

             (b) As soon as possible, but no later than ninety (90) days after the close of each Fiscal Year of Borrower and its Subsidiaries, beginning with the current Fiscal Year, a consolidated and consolidating balance sheet of Borrower as of the close of such Fiscal Year and consolidated and consolidating statements of income, retained earnings and cash flow for the Fiscal Year then ended, prepared in accordance with Generally Accepted Accounting Principles, applied on a basis consistent with the preceding year or containing disclosure of the effect on financial position or results of operation of any change in the application of accounting principles and practices during the Fiscal Year, and accompanied by a report thereon, containing an unqualified opinion, without scope limitations imposed by Borrower, from a firm of independent certified public accountants selected by Borrower and acceptable to Bank;

             (c) Concurrently with the delivery of the financial statements described in subsection (b) hereof, a certificate from the independent certified public accountants that in making their examination of the financial statements of Borrower and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or any Event of Default, or a statement specifying the nature and period of existence of any such Default or Event of Default;

             (d) Concurrently with the delivery of the financial statements described in subsections (a) and (b) above, a certificate from the chief executive, operating or financial officer of Borrower certifying to Bank that, to the best of his knowledge, Borrower and its Subsidiaries have kept, observed, performed and fulfilled each and every covenant, obligation and agreement binding upon Borrower and its Subsidiaries contained in this Agreement or the other Loan Documents, and that no Default or Event of Default has occurred or specifying any such Default or Event of Default, together with a financial compliance worksheet, in form satisfactory to Bank, reflecting the computation of the financial covenants set forth in Section 8 as of the end of the period covered by such financial statements;

             (e) Concurrently with the delivery of the financial statements described in subsections (a) and (b) above, a compliance certificate substantially in the form of Exhibit H attached hereto, duly executed by the chief executive, operating or financial officer of Borrower;

             (f) As soon as possible, but not later than ninety (90) days after the end of each Fiscal Year, an annual budget of Borrower and its Subsidiaries for the succeeding Fiscal Year in reasonable detail, including a quarterly cash flow of Borrower and its Subsidiaries for the succeeding Fiscal Year (each annual budget shall include a balance sheet and a statement of anticipated sales, expenses and profit and loss before taxes for each Fiscal Quarter), together with such changes and updates in such annual budget as may be deemed necessary by Borrower because of any material deviation or variance between the actual results and the corresponding projections in such annual budget; and

             (g) Upon Bank's written request, such other information about the financial condition and operations of Borrower as Bank may from time to time reasonably request.

       7.4 Notice of Certain Events. As soon as practicable, but in no event later than five (5) days after the occurrence thereof, give written notice to Bank of: (a) any material litigation or proceeding brought against Borrower or any of its Subsidiaries, whether or not the claim is considered by Borrower to be covered by insurance; (b) any written notice of a violation received by Borrower or any of its Subsidiaries from any governmental regulatory body or law enforcement authority which, if such violation were established, might have a materially adverse effect on the business of Borrower; (c) any labor controversy which has resulted in a strike or other work action materially affecting Borrower or any of its Subsidiaries; (d) any attachment, judgment, lien, levy or order in excess of $500,000 which has been placed on or assessed against Borrower or any of its Subsidiaries or its respective Property; (e) any Default or Event of Default; and (f) any other matter which has resulted in a material adverse change in the financial condition or operations of Borrower or any of its Subsidiaries.

       7.5 Corporate Existence and Maintenance of Properties. Maintain and preserve its corporate existence and all rights, privileges and franchises now enjoyed which are necessary for the conduct of Borrower's business, conduct its business in an orderly, efficient and customary manner, keep its properties in good working order and condition, and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties is obsolete or is being replaced) so that the efficiency of such property shall be fully maintained and preserved. Borrower and its Subsidiaries shall file or cause to be filed in a timely manner all reports, applications, estimates and licenses which shall be required by any governmental authority and which, if not timely filed, would have a material adverse effect on Borrower or its Property.

       7.6 Payment of Indebtedness; Performance of Other Obligations. Pay all Indebtedness when due, and all other obligations in accordance with customary trade practices, and comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to Borrower's Property or any part thereof or to the operation of Borrower's business; provided, however, that Borrower may in good faith by appropriate proceedings in good faith and with due diligence contest any such Indebtedness, obligations, acts, rules, regulations, orders and directions that do not materially adversely affect the value of its Property, and if requested by Bank, shall establish reserves reasonably satisfactory to Bank. Borrower and its Subsidiaries shall also observe and remain in compliance with all laws, ordinances, governmental rules and regulations to which it is subject and obtain and maintain all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or the conduct of its business, and all covenants and conditions of all agreements and instruments to which

Borrower is a party which failure to comply or failure to maintain would materially and adversely affect the business, prospects, profits or condition (financial or otherwise) of Borrower.

       7.7 Maintenance of Insurance. Maintain and pay for insurance upon all Property covering such risks (but not including environmental coverage) and in such amounts and with such insurance companies as shall be reasonably satisfactory to Bank. Borrower shall also maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies of such types (including, but not limited to, liability, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts as is customary in the case of a Person in the same or similar business.

       7.8 Maintenance of Books and Records; Inspection. Maintain adequate books, accounts and records, and prepare all financial statements required under this Agreement in accordance with Generally Accepted Accounting Principles and in compliance with the regulations of any governmental regulatory body having jurisdiction over it; and permit employees or agents of Bank at any reasonable time (and prior to the occurrence of a Default or an Event of Default upon reasonable notice) to inspect Borrower's and its Subsidiaries' Property, and to examine or audit Borrower's and its Subsidiaries' books, accounts and records and make copies and memoranda of them. Borrower and its Subsidiaries shall permit any representative of Bank during normal business hours (and prior to the occurrence of a Default or an Event of Default upon reasonable notice) to visit and inspect any of the properties of Borrower and its Subsidiaries, to examine, make extracts and inspect all books of accounts, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances, accounts and related issues of Borrower and its Subsidiaries with their respective officers, employees and independent public accountants (and by this provision Borrower authorizes said accountants to discuss the finances and affairs of Borrower and its Subsidiaries), all at such reasonable times (and prior to the occurrence of a Default or an Event of Default upon reasonable notice) and as often as may be reasonably requested.

       7.9 Compliance with ERISA. At all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any employee benefit plan; promptly upon request, furnish to Bank copies of any annual report required to be filed under ERISA in connection with each employee benefit plan; not withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any employee benefit plan that could result in liability to the Pension Benefit Guaranty Corporation; notify Bank as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any employee benefit plan which Borrower believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer such plan; and furnish to Bank upon Bank's request, such additional information about any employee benefit plan as may be reasonably requested.

       7.10 Payment of Taxes. Pay and discharge or cause to be paid and discharged all taxes, assessments and other governmental charges or levies opposed upon Borrower or its Subsidiaries or upon its income or profits, or upon any Property belonging to Borrower or its Subsidiaries, prior to the date on which penalties attached thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any Property; provided, however, that Borrower and its Subsidiaries may in good faith by appropriate proceedings and with due diligence contest any such tax, assessment, charge, levy or claim, if Borrower and its Subsidiaries establish any funded reserves reasonably requested by Bank.

       7.11 Compliance with Laws. Comply in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of Borrower's business and the ownership of its Property.

       7.12 Compliance with Environmental Laws. Exercise its best efforts to comply in all material respects with all Environmental Laws applicable to Borrower and its Subsidiaries and Borrower's and its Subsidiaries' business and exercise its best efforts not to suffer, cause or permit the Disposal of Hazardous Substances at any Property owned, leased or operated by Borrower or any of its Subsidiaries in violation of any applicable Environmental Law; provided, however, in the event of such a Disposal, despite Borrower's best efforts, Borrower and its Subsidiaries shall, if such Disposal is caused by Borrower or one of its Subsidiaries, be in compliance with the foregoing, if, within the time required by applicable Environmental Laws, Borrower and its Subsidiaries shall take such remedial action as is required by applicable Environmental Laws to contain, remove, clean up and remediate such Disposal, and shall, if such Disposal is not caused by Borrower or one of its Subsidiaries, be in compliance with the foregoing if Borrower and its Subsidiaries take reasonable steps to mitigate the adverse effects of such a Disposal on Borrower and its Subsidiaries. Borrower shall, in accordance with the provisions of
Section 7.4 of this Agreement, promptly notify Bank in the event Borrower becomes aware of any Disposal of Hazardous Substance at any Property owned, leased or operated by Borrower or any of its Subsidiaries in violation of any Environmental Law which would have a material adverse effect on the business of the Borrower and its Subsidiaries or in the event Borrower becomes aware of any Release or threatened Release of Hazardous Substance from any such Property in violation of any Environmental Law which would have a material adverse effect on the business of the Borrower and its

Subsidiaries. Borrower shall promptly deliver to Bank copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency asserting any Environmental Liabilities of Borrower or any of its Subsidiaries and of any document submitted by Borrower or any of its Subsidiaries to the United States Environmental Protection Agency or any state, county or municipal, environmental or health agency in response to any such documents.

       SECTION 8. NEGATIVE COVENANTS.

       Until payment in full of all Obligations of Borrower to Bank, Borrower covenants and agrees that, unless Bank consents in writing or as otherwise set forth herein, Borrower will not:

       8.1 Merger and Dissolution. Liquidate or dissolve, or enter into any consolidation, merger, syndicate or other combination or sell, lease or dispose of, in a single transaction or a series of related transactions, its business or assets as a whole or such part as in the opinion of Bank constitutes a substantial portion of its business or assets; provided, however, that Subsidiaries of Borrower may merge with one another and with Borrower so long as Borrower is the surviving corporation of such merger and immediately after giving effect to such merger no Default or Event of Default shall have occurred and be continuing.

       8.2 Acquisitions. Acquire the business or all or a substantial portion of the assets of any Person, whether by purchase of stock, assets or otherwise; provided, however, Borrower may make such acquisitions provided the aggregate payments (including cash and non-cash) therefor do not exceed $10,000,000 in the aggregate during the term of this Agreement.

       8.3 Funded Debt. Create, incur or suffer to exist any Funded Debt except for: (a) the Obligations owed to Bank under this Agreement and the other Loan Documents; (b) the Funded Debt set forth on Exhibit I attached hereto; and
(c) Permitted Purchase Money Indebtedness; provided, however, for so long as no Event of Default has occurred and is continuing, Borrower may, without the prior written consent of Bank, (i) refinance the Obligations arising under the Revolving Line of Credit, (ii) refinance the Funded Debt set forth on Exhibit I attached hereto if the principal amount of the refinanced Funded Debt is not in excess of the principal amount of such Funded Debt on the date of such refinancing, and (iii) obtain Additional Funded Debt if and only if (y) the covenants, representations and warranties set forth in the documents, instruments and agreements evidencing such Funded Debt are no more restrictive than the covenants, representations and warranties set forth in this Agreement, and (z) no principal payments are due and payable on such Funded Debt before November 30, 2000.

       8.4 Liens and Encumbrances. Create, assume or suffer to exist any deed of trust, mortgage, encumbrance or other lien (including a lien of attachment, judgment or execution) or security interest (including the interest of a conditional seller of goods), securing a charge or obligation, on or of any of its Property, real or personal, whether now owned or hereafter acquired, except for: (a) the liens set forth on Exhibit J attached hereto; and (b) Purchase Money Liens securing Permitted Purchase Money Indebtedness which are not incurred in violation of Section 8.3 of this Agreement.

       8.5 Disposition of Property. Sell, lease, transfer, convey or otherwise dispose of any of its Property except for sales or dispositions of its Property in the ordinary course of business.

       8.6 Transactions With Related Persons. Directly or indirectly, make any loan or advance, purchase, assume or guarantee any note to or from any of its officers, directors, stockholders or Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or Affiliates, except for travel or other reasonable expense advances to employees in the ordinary course of business which do not total more than $25,000 in the aggregate outstanding at any one time; or subcontract any operations to any Affiliate; or enter into, or be a party to, any transaction with any Affiliate or officer, director or stockholder of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's and its Subsidiaries' business and upon fair and reasonable terms which are fully disclosed to Bank and are no less favorable to Borrower and its Subsidiaries than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower.

       8.7   Restricted Investments.  Make any Restricted Investment except for
(a) travel or other reasonable expense advances to employees permitted by
Section 8.6 hereof; (b) prepaid expenses incurred in the ordinary course of business; and (c) accounts created in the ordinary course of business.

       8.8 Restrictions on Dividends. Declare or pay any dividends (other than dividends payable solely in its own Stock) upon any of its Stock, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of its Stock, or make any distribution of cash, property or assets among the holders of shares of its Stock, or make any material change in its capital structure; provided, however, that for any Fiscal Year Borrower may pay dividends and may purchase, redeem or otherwise acquire any shares of its Stock if and only if:

             (a)  No Default or Event of Default shall then exist;

             (b) After giving effect to such dividend, purchase, redemption or acquisition, no Default or Event of Default shall exist; and

             (c) Such dividend, purchase, redemption or acquisition has been duly authorized by all necessary corporate action and is permitted by applicable law.

       8.9   Fiscal Year.  Change its Fiscal Year.

       8.10 Sale and Leasebacks. Enter into any arrangement with any Person providing for the leasing by Borrower or its Subsidiaries of any asset which has been sold or transferred by Borrower or such Subsidiaries to such Person.

       8.11 New Business. Engage in any business other than the business in which Borrower is currently engaged or a business reasonably related thereto or make any material change in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the obligations.

       8.12 Subsidiaries or Partnerships. At any time after the date hereof, become a partner or joint venturer in any partnership or joint venture or create or acquire any Subsidiary or transfer any assets to a Subsidiary.

       8.13 Guaranty. Guarantee or otherwise, in any way, become liable with respect to the obligations or liabilities of any Person except: (a) its Affiliate's obligations to Bank; and (b) by endorsement of instruments or items of payment for deposit to the general account of Borrower or for delivery to Bank on account of the obligations.

       8.14 Transactions Affecting Repayment of Indebtedness. Enter into any transaction which materially and adversely affects Borrower's or its Subsidiaries' Property or Borrower's ability to repay any Indebtedness.

       8.15 Tangible Net Worth. Permit Tangible Net Worth at the end of any Fiscal Quarter to be less than Tangible Net Worth on December 31, 1995 minus $10,000,000, plus fifty percent (50%) of positive Net Income for each Fiscal Quarter thereafter, beginning with the Fiscal Quarter ending March 31, 1996.

       8.16 Funded Debt to EBITDA Ratio. Permit the Funded Debt to EBITDA Ratio to be greater than 3.5 to 1.0.

       8.17 Funded Debt to. Total Capitalization. Permit the percentage of Funded Debt to Total Capitalization to be greater than fifty percent (50%) at any time.

       SECTION 9. EVENTS OF DEFAULT.

       9.1 Event of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

             (a) Borrower fails to pay any portion of the Obligations when due and payable;

             (b) Borrower or any of its Subsidiaries fails or neglects to observe, perform or comply with any term, provision, condition or covenant contained in Sections 7.3, 7.4, 8.15, 8.16 or 8.17 of this Agreement;

             (c) Borrower or any of its Subsidiaries fails or neglects to observe, perform or comply with any term, provision, condition, covenant, warranty or representation contained in this Agreement or the other Loan Documents or in any other agreement now existing or hereafter executed evidencing,.securing or relating in any way to the obligations of Borrower, which is required to be observed, performed or complied with by Borrower, other than those enumerated in Section 9.1(a) and (b) above, and the same is not cured within the earlier of ten (10) days after Borrower's having knowledge thereof or Bank's giving Borrower written notice thereof;

             (d) If any representation or warranty made in writing by or on behalf of Borrower or any of its Subsidiaries in this Agreement or in the other Loan Documents or in any other agreement now existing or hereafter executed between Borrower or any of its Subsidiaries and Bank, or in connection with the transactions contemplated hereby or thereby, shall prove to have been false or incorrect in any material respect at the time as of which such representation or warranty was made;

             (e) The occurrence of any default or event of default on the part of Borrower or any of its Subsidiaries (including specifically, but without limitation, due to non-payment) under the terms of any agreement, document or instrument pursuant to which Borrower or any of its Subsidiaries has incurred any Funded Debt in excess of $50,000 in the aggregate at any one time outstanding (other than the Obligations), which default is not cured within the time, if any, permitted therefor in the agreement governing such Funded Debt;

             (f) The filing by Borrower or any of its Subsidiaries of any voluntary petition seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, or the appointment of a receiver, custodian or trustee of Borrower or for all or a substantial part of Borrower's or any of its Subsidiaries' Property;

             (g) The filing against Borrower or any of its Subsidiaries of any involuntary petition seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, and such petition is not dismissed within sixty (60) days after the filing thereof or within such sixty
(60) day period an order for relief under the Bankruptcy Code or any other applicable act or law shall be entered;

             (h) Borrower ceases to be Solvent, or Borrower ceases to conduct its business substantially as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

             (i) A notice of lien, levy or assessment is filed of record to all or any of Borrower's or any of its Subsidiaries, assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the Pension Benefit Guaranty Corporation, or if any taxes or debts owing at any time or times hereafter to any one of them becomes a lien or encumbrance upon Borrower's or any of its Subsidiaries, Property and the same is not dismissed, released, bonded or discharged within thirty (30) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without penalty;

             (j) The entry of a judgment or the issuance of a warrant of attachment, execution or similar process against Borrower or any of its Subsidiaries or any of their respective Property in excess of $50,000 in the aggregate at any one time outstanding, which shall not be appealed and secured if and as required by applicable law pending such appeal, dismissed, released, discharged or bonded within thirty (30) days;

             (k) If a custodian, trustee, receiver or assignee for the benefit of creditors is appointed or takes possession of Borrower's or any of its Subsidiaries' Property; or

             (l) The occurrence of any of the following events: (i) the happening of a Reportable Event with respect to any profit sharing or pension plan of Borrower or any of its Subsidiaries governed by ERISA; (ii) the appointment of a trustee by an appropriate United States District Court to administer any such plan; (iii) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee to administer any such plan; (iv) the failure of Borrower to furnish to Bank a copy of each report which is filed by Borrower or any of its Subsidiaries with respect to each such plan promptly after the filing thereof with the Secretary of Labor or the Pension Benefit Guaranty Corporation; or (v) the failure of Borrower to notify Bank promptly upon receipt by Borrower or any of its Subsidiaries of any notice of the institution of any proceeding or any other actions which may result in the termination of any such plan.

       SECTION 10.  RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT.

       10.1 Rights and Remedies. Upon the occurrence of any Event of Default, Bank shall have, in addition to all other rights and remedies which Bank may have under this Agreement, the other Loan Documents, and applicable law, the following rights and remedies, all of which may be exercised with or without further notice to Borrower:

             (a) The right to terminate the commitment of Bank to make Revolving Loans, accept Bankers' Acceptances or issue Letters of Credit hereunder, and, upon the occurrence of Event of Default specified in Section 9.1(f), (g) or (h), the obligation of Bank to make Revolving Loans, accept Bankers' Acceptances or issue Letters of Credit hereunder shall automatically be deemed terminated;

             (b) The right to declare all or any part of the Obligations immediately due and payable, whereupon such obligations shall become immediately due and payable, without presentment, demand, notice or legal process of any kind, all of which are hereby expressly waived by Borrower; and upon the occurrence of an Event of Default specified in Section 9.1(f), (g) or (h), all of the obligations shall automatically become due and payable;

             (c) The right to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held in other than a fiduciary or payroll account and any other indebtedness at any time owing by Bank to or for the credit or account of Borrower against any and all of the obligations;

             (d) Bank may cause the Beneficiary of each Letter of Credit outstanding to draw upon such Letter of Credit for the undrawn amount thereof; and

             (e) The right to exercise any remedy available to Bank at law or in equity.

       10.2 Rights and Remedies with Respect to Letters of Credit and Bankers' Acceptances. Upon the occurrence of an Event of Default, Bank may, at its option, demand that Borrower deposit with Bank funds equal to the undrawn face amount of all Letters of Credit and the face amount of all Bankers' Acceptances then outstanding. If Borrower fails to make such deposit within three (3) days after written demand therefor, Bank may, at its option, advance such amount as a Revolving Loan hereunder, whether or not with the making of such Revolving Loan the Revolving Line of Credit

Commitment would be exceeded, which shall be payable at the applicable interest rate set forth in Section 2.3 hereof. Any such funds deposited by Borrower or advanced by Bank as a Revolving Loan shall be held by Bank in a noninterest bearing account as security for all of the Letter of Credit Obligations and Bankers, Acceptance obligations and to provide a fund from which Bank shall make future payments upon drawings under the outstanding Letters of Credit and payments of Bankers' Acceptances. At such time as all Letters of Credit and Bankers, Acceptances have expired, matured or have been cancelled or terminated, any amount remaining in such account shall be applied against any outstanding obligations owed by Borrower to Bank, or if all obligations have then been indefeasibly paid in full, returned to Borrower. The provisions of this Section 10.2 shall survive the termination of this Agreement.

       10.3 Rights and Remedies Cumulative; Non-Waiver; Etc, The enumeration of Bank's rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by Bank of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the Loan Documents or under any other agreement between Borrower or Bank or which may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of Bank in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Default or Event of Default. No course of dealing between Borrower and Bank or its agents or employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Default or Event of Default.

       SECTION 11.  PAYMENT OF EXPENSES.

       Whether or not the transactions contemplated by this Agreement shall be consummated, Borrower will pay or reimburse Bank and any Participant upon demand for all expenses (including, without limitation, reasonable attorneys' and paralegals, expenses) incurred or paid by Bank in connection with: (a) the preparation, negotiation, execution, delivery, interpretation or enforcement of this Agreement or the other Loan Documents, or any modification of or amendment to this Agreement or the other Loan Documents if either requested by Borrower or if an Event of Default has occurred or any sale or sales of any interest in the extension of the credit facility to Borrower hereunder to one or more Participants; (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Bank, Borrower or any other Person) in any way relating to this Agreement or the other Loan Documents, or Borrower's affairs; (c) any attempt to collect the obligations or to enforce any rights of Bank against Borrower or any other Person which may be obligated to Bank by virtue of this Agreement or the other Loan Documents; and (d) any refinancing or restructuring of the credit arrangement provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding.

       SECTION 12.  MISCELLANEOUS.

       12.1 Survival of Agreements. All agreements, representations and warranties contained herein or made in writing by or on behalf of Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Loan Documents. No termination or cancellation (regardless of cause or procedure) of this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of the parties hereto in any way with respect to (a) any transaction or event occurring prior to such termination or cancellation, or (b) any of Borrower's undertakings, agreements, covenants, warranties and representations contained in this Agreement and the other Loan Documents and all such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation. Borrower further agrees that to the extent Borrower makes a payment or payments to Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by Bank.

       12.2 Governing Law. This Agreement shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of North Carolina.

       12.3 Notices. All notices and other communications hereunder shall be personally delivered or made by telegram, telex, electronic transmitter or overnight air courier or certified or registered mail, return receipt requested, and shall be deemed to be received by the other party on the date of receipt if personally delivered, or one (1) day after sending, if sent by telegram, telex, electronic transmitter or overnight air courier, and three (3) days after mailing, if sent by certified or registered mail. All notices shall be addressed to the party to be notified as follows:

       (a) If to Borrower:         Insteel Industries, Inc.
                                   1373 Boggs Drive
                                   Mount Airy, North Carolina 27030
                                   Attn: Michael C. Gazmarian
                                   Facsimile No. 910-786-2144

           With a copy to:         Womble Carlyle Sandridge & Rice, PLLC
                                   Southern National Financial
                                   Center 200 West Second Street
                                   Winston-Salem, North Carolina 27101
                                          (for street address)
                                   Post office Drawer 84
                                   Winston-Salem, North Carolina 27102
                                          (for post office box)
                                   Attn: Zeb E. Barnhardt, Jr., Esq.
                                   Facsimile No. 910-721-3660

       (b) If to Bank:             First Union National Bank
                                     of North Carolina
                                   300 North Greene Street
                                   Greensboro, North Carolina 27401
                                          (for street address)
                                   Post Office Box 21965
                                   Greensboro, North Carolina 27420
                                          (for post office box)
                                   Attn: Richard J. Rizzo, Jr.
                                   Facsimile No. 910-378-4043

           With a copy to:         Carruthers & Roth, P.A.
                                   235 North Edgeworth Street
                                   Greensboro, North Carolina 27401
                                          (for street address)
                                   Post Office Box 540
                                   Greensboro, North Carolina 27402
                                          (for post office box)
                                   Attn: June L. Basden, Esq.
                                   Facsimile No. 910-273-7885

or to such other address as each party may designate for itself by like notice given in accordance with this Section 12.3.

       12.4 Indemnification of Bank and Participants. From and at all times after the date of this Agreement, and in addition to all of Bank's other rights and remedies against Borrower, Borrower agrees to indemnify Bank and each Participant and hold Bank and each Participant harmless from and against any and all claims, losses, damages, liabilities, suits, actions, proceedings, costs and expenses of any kind or nature whatsoever (including without limitation, reasonable attorney's fees, costs and expenses) incurred or suffered by or asserted against Bank or any Participant, whether direct, indirect or consequential, as a result of or arising from or in any way relating to (A) Borrower's failure to observe, perform or discharge its duties hereunder; (b) any suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation, including without limitation, any federal or state securities laws, or under any common LAW or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution or performance of this Agreement or the other Loan Documents or any transactions contemplated herein or therein, whether or not Bank or any Participant is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; or (c) any claim, demand, action or suit which may arise against Bank by reason of any action taken pursuant to this Agreement, any Letter of Credit or any of the Loan Documents; provided, however, the foregoing indemnification shall not apply to any liability resulting from the gross negligence or willful misconduct of Bank or any Participant (as finally determined by a court of competent jurisdiction). without limiting the generality of the foregoing, this indemnity shall extend to any claims asserted against Bank or any Participant by any Person under any Environmental Laws. All of the foregoing losses, liabilities, damages, costs and expenses of Bank and each Participant shall be payable by Borrower upon demand by Bank and shall be additional obligations hereunder. Notwithstanding any contrary provision of this Agreement, the obligation of Borrower under this
Section 12.4 shall survive the payment in full of the obligations and the termination of this Agreement.

       12.5 Waivers by Borrower. Except as otherwise provided for in this Agreement, Borrower waives presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity and all other notices.

       12.6 Assignment. Borrower may not sell, assign or transfer this Agreement, or the other Loan Documents or any portion thereof, including without limitation, Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder. Borrower hereby consents to Bank's participation, sale, assignment, transfer or other disposition at any time or times hereafter of this Agreement or the other Loan Documents, or of any portion hereof or thereof, including without limitation, Bank's rights, title, interests, remedies, powers and duties hereunder or thereunder.

       12.7 Participants. If a Participant shall at any time participate with Bank in making loans hereunder or under any other agreement between Bank and Borrower, Borrower hereby grants to such Participant (in addition to any other rights which such Participant shall have) and such Participant shall have and hereby is granted a continuing lien and security interest in any money, securities or other Property of Borrower in the custody or possession of Participant, including the right to set-off, to the extent of Participant's participating interests in the Loans, as such Participant would have if it were a direct lender to Borrower.

       12.8 Amendment. This Agreement and the other Loan Documents cannot be amended, changed, discharged or terminated orally, but only by an instrument in writing signed by Bank and Borrower.

       12.9 Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

       12.10 Entire Agreement. This Agreement and the other documents, certificates and instruments referred to herein constitute the entire agreement between the parties and supersede and rescind any prior agreements relating to the subject matter hereof, including, without limitation the commitment letter between Bank and Borrower dated October 9, 1995.

       12.11 Binding Effect. All of the terms of this Agreement and the other Loan Documents, as the same may from time to time be amended, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Borrower and Bank. This provision, however, shall not be deemed to modify Section 12.6.

       12.12 Captions. The captions to the various Sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof.

       12.13 Conflict of Terms. The provisions of the other Loan Documents are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision of the other Loan Documents, the provision contained in this Agreement shall control.

       12.14 Injunctive Relief. Borrower recognizes that in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Bank. Borrower therefore agrees that Bank, if Bank so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

       12.15 Construction of Agreement. whenever the term "reasonable attorneys' fees" is used in this Agreement or the other Loan Documents, such term shall refer to the fees of counsel based upon usual and customary hourly rates and not upon any fixed percentage of the obligations.

       12.16 Time of Essence. Time is of the essence of this Agreement and the other Loan Documents.

     12.17 Effect of Restatement. The execution and delivery of this Agreement shall not constitute a novation, and except as specifically amended hereby, shall not constitute a waiver, release or modification of any rights, claims or remedies of Bank under the Existing Loan Agreement or any Indebtedness or other obligations owing to Bank thereunder, based on any facts or events occurring or existing prior to the date of this Agreement.

       12.18 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THE RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal in their corporate names by their duly authorized corporate officers as of the date first above written.

ATTEST:                                   INSTEEL INDUSTRIES, INC.

/s/ Gary D. Kniskern                      By: /s/ H. O. Woltz III
------------------------------                -------------------------------
                        Secretary             Title: President
------------------------                            -------------------------
     [CORPORATE SEAL]

                                          FIRST UNION NATIONAL BANK
                                               OF NORTH CAROLINA

                                          By:  /s/ Alan Pike
                                             --------------------------------
                                             Title: Vice President
                                                   --------------------------

                              SCHEDULE OF EXHIBITS

Exhibit               Description of Exhibit                     Section
-------               ----------------------                     -------
  A            Revolving Credit Note                              2.2

  B            Other Corporate, Fictitious                        6.1
               or Trade Names

  C            Litigation                                         6.2

  D            Places of Business and                             6.9
               Principal Place of Business

  E            Plans                                              6.10

  F            Capitalized Leases                                 6.22

  G            Operating Leases                                   6.22

  H            Compliance Certificate                             7.3

  I            Permitted Money Borrowed                           8.3
               Indebtedness

  J            Permitted Liens                                    8.4

                                  EXHIBIT A TO
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                              AMENDED AND RESTATED
                             REVOLVING CREDIT NOTE


$35,000,000                                           Greensboro, North Carolina
                                                      January 26, 1996


         FOR VALUE RECEIVED, the undersigned INSTEEL INDUSTRIES, INC., a North Carolina corporation ("Borrower"), promises to pay to FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association ("Bank"), or order, at the principal office of the Bank in Greensboro, North Carolina, or at such other place as the Bank may from time to time designate in writing, the principal sum of Thirty-Five Million Dollars ($35,000,000), or, if less, the unpaid balance of all Revolving Loans made by the Bank to the Borrower under the Revolving Line of Credit extended by the Bank to the Borrower pursuant to the Loan Agreement, together with interest on the unpaid principal amount of this Note at the rates provided in the Credit Agreement.

         This Note amends and restates in its entirety that certain $15,000,000 Promissory Note and Security Agreement, dated December 21, 1994, executed by the Borrower to the order of Bank and is the Revolving Credit Note issued to evidence Revolving Loans made by the Bank to the Borrower under the Revolving Line of Credit pursuant to Section 2.1 of the Amended and Restated Credit Agreement, dated of even date herewith, between the Borrower and the Bank, as the same may from time to time be amended, modified or supplemented ("Credit Agreement"), and is entitled to the benefits of and the remedies provided in, the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note, by reference in the same manner and with the same effect as if set forth herein. Reference is made to the Credit Agreement for provisions for the maturity, payment, prepayment and acceleration of this Note. All capitalized terms used in this Note without definition shall have the meanings ascribed to such terms in the Credit Agreement.

         Except as specifically set forth in the Credit Agreement, the Borrower, for itself and its successors and assigns, expressly waives presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices.

         This Note shall be governed by, construed and enforced in accordance with the internal laws, and not the laws of conflicts, of the State of North Carolina.

         In the event that this Note shall at any time after maturity be collected by or through an attorney-at-law, the Borrower agrees to pay, in addition to the entire unpaid principal balance and interest due hereunder, all collection costs, including reasonable attorneys' fees (subject to the provisions of Section 12.15 of the Credit Agreement), incurred by the Bank in collecting the indebtedness due hereunder, computed on the basis of usual and customary rates and not on the basis of a fixed percentage of the indebtedness due hereunder.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by its duly authorized corporate officers and its corporate seal to be hereunto affixed on the day and year first above written.

ATTEST:                            INSTEEL INDUSTRIES, INC.


                                   By:
----------------------------           ---------------------------------
                      Secretary        Title:
---------------------                        ---------------------------
     [CORPORATE SEAL]

                                  EXHIBIT B TO
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                      Other Corporate, Fictitious or Trade Names

Insteel 3-D                                                Registered Trademark
Insteel Wire Products                                      Registered Trademark
Meshmatic                                                  Registered Trademark
Expo Wire                                                  Registered Trademark
Forbes Steel & Wire                                        Registered Trademark
Rappahannock Wire                                          Registered Trademark


                                  EXHIBIT C TO
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


                                   Litigation


                                      None

                                  EXHIBIT D TO
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


                  Places of Business and Principal Place of Business


Location                                      Use
--------                                      ---
1373 Boggs Drive                              Corporate Office
Mount Airy, North Carolina

1345 Boggs Drive                              Sales and Administrative office
Mount Airy, North Carolina

129 Carter Street                             Manufacturing Facility
Mount Airy, North Carolina

500 Klemp Road                                Manufacturing Facility
Dayton, Texas

1351 Belman Road                              Manufacturing Facility
Fredericksburg, Virginia

East Gapway Road                              Manufacturing Facility
Andrews, South Carolina

600 Rappahannock Drive                        Manufacturing Facility
Gallatin, Tennessee

638 Rappahannock Drive                        Manufacturing Facility
Gallatin, Tennessee

Academy Street                                Formerly Manufacturing Facility
Pilot Mountain, North Carolina                 Now Held for Sale

2610 Sidney Lanier Drive                      Manufacturing Facility
Brunswick, Georgia

800 New Castle Avenue                         Manufacturing Facility
Wilmington, Delaware

East Gapway Road                              Manufacturing Facility Under
Andrews, South Carolina                        Construction on the
                                               Closing Date

                                  EXHIBIT E TO
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


                                     Plans


Pension Plan of Insteel Industries, Inc.

Insteel Wire Products Retirement Income Plan for Hourly Employees
Wilmington, Delaware

Insteel Wire Products Retirement Income Plan for Hourly Employees
Canonsburg, Pennsylvania

Employee Stock Ownership Plan of Insteel Industries, Inc. (ESOP)

Voluntary Employee Beneficiary Association Plan (VEBA)

                                  EXHIBIT F TO
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


                               Capitalized Leases


Name of Lessor            Description of Property       Location
--------------            -----------------------       --------

Lester S. Nolan           Land - Delaware Facility      Wilmington, Delaware

                                  EXHIBIT G TO
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


                                Operating Leases


                                                             Real/
                                                             Personal
Name of Lessor               Description of Property         Property        Location
--------------               ------------------------        --------        --------
Ryder Truck Rental,          Freightliner Tractor            Personal        Virginia
  Inc.

Ryder Truck Rental,          Kenworth Tractor                Personal        Texas
  Inc.

Ryder Truck Rental,          Freightliner Tractor            Personal        North Carolina
  Inc.

Ryder Truck Rental,          Freightliner Tractor            Personal        South Carolina
  Inc.

Ryder Truck Rental,          Freightliner Tractor            Personal        Tennessee
  Inc.

Copelco Credit Corp.         Minolta Copier                  Personal        North Carolina

General Electric             Cessna Citation Jet             Personal        North Carolina
  Capital Corp.


                                  EXHIBIT H TO
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                            INSTEEL INDUSTRIES, INC.

                             Quarterly Compliance Report


As of Fiscal Quarter Ending                             Date Report Filed
---------------------------                             -----------------

         Pursuant to that certain Amended and Restated Credit Agreement, dated January 26, 1996 ("Credit Agreement"), between INSTEEL INDUSTRIES, INC.("Borrower") and FIRST UNION NATIONAL BANK OF NORTH CAROLINA ("Bank"), the undersigned on behalf of Borrower hereby delivers this Quarterly Compliance Report to Bank to induce Bank to make loans and advances to Borrower. All capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

1. Tangible Net Worth. Borrower shall not permit Tangible Net worth at the end of any Fiscal Quarter to be less than Tangible Net Worth on December 31, 1995 minus $10,000,000 plus fifty percent (50%) of positive Net Income for each Fiscal Quarter thereafter, beginning with the Fiscal Quarter ending March 31, 1996.


         (A)  Shareholders' Equity at end                       $
                of current Fiscal Quarter                        ------------
         (B)  MINUS unamortized intangible                     ($            )
                assets                                           ------------
         (C)  MINUS Indebtedness owed to                       ($            )
                Borrower by Affiliates                           ------------
         (D)  MINUS write-up in fixed                          ($            )
                assets from revaluation                          ------------
         (E)  MINUS Stock of Borrower on                       ($            )
                asset side of balance sheet                      ------------
                                                          ----------------------
         (F)  Sum of lines 1(A) through 1(E)            Total  ($            )
                (Tangible Net Worth)                             ============


         (G)  Base (Tangible Net Worth on                       $
                December 31, 1995 minus                          ------------
                $10,000,000)
         (H)  PLUS 50% of positive Net Income                   $
                for all previous Fiscal Quarters                 ------------
                beginning with Fiscal Quarter
                ending March 31, 1996


                            INSTEEL INDUSTRIES, INC.

                          Quarterly Compliance Report

As of Fiscal Quarter Ending                      Date Report Filed
---------------------------                      -------------------------


         (I)  PLUS 50% of positive Net                         $
                Income for the current                          ------------
                Fiscal Quarter
                                                          ----------------------
         (J)  Sum of lines 1(G) through 1(I)            Total  $
                                                                ==============
         Line 1(F) must be greater than line 1(J)                  Yes/No
                                                                (Circle one)

2. Funded Debt to EBITDA Ratio. Borrower shall not permit the ratio of Funded Debt to EBITDA to be greater than 3.5 to 1.0.

         (A)  Funded Debt at end of current                    $
                Fiscal Quarter                                  -------------

         (B)  EBITDA for three (3)                             $
                previous Fiscal Quarters                        -------------

         (C)  EBITDA for current Fiscal                        $
                Quarter                                         -------------
                                                         ----------------------
         (D)  Sum of lines 2(B) and 2(C)                       $
                                                                =============
         Ratio of line 2(A) to line 2(D) =
                                           --------------
         REQUIRED: not more than 3.5

3. Funded Debt to Total Capitalization. Borrower shall not permit the percentage of Funded Debt to Total Capitalization to be more than fifty percent (50%) at any time.

         (A)  Funded Debt at end of current                    $
                Fiscal Quarter                                  -------------

         (B)  Shareholders' Equity at end                      $
                of current Fiscal Quarter                       -------------
                                                           --------------------
         (C)  Sum of lines 3(A) and 3(B)                       $
                                                                =============

                            INSTEEL INDUSTRIES, INC.

                          Quarterly Compliance Report


As of Fiscal Quarter Ending                      Date Report Filed
---------------------------                      ---------------------------

      Percentage of line 3(A) to line 3(C) =
                                             ---------------------
      REQUIRED:  not more than 50%


                 Funded Debt to         Applicable Margin
                 EBITDA Ratio         for LIBOR Rate Loan        Facility Fee
                 --------------       -------------------        ------------
                 Equal to or                  0.375%                0.175%
                 less than
                 1.5 to 1.0
Circle
appropriate      Greater than 1.5             0.5%                  0.175%
Funded Debt      to 1.0 but less
to EBITDA        than or equal to
Ratio as         2.0 to 1.0
Computed
above            Greater than 2.0             0.625%                0.2%
                 to 1.0 but less
                 than or equal to
                 2.5 to 1.0

                 Greater than 2.5             0.75%                 0.2%
                 to 1.0 but less
                 than or equal to
                 3.0 to 1.0

                 Greater than 3.0             0.875%                0.225%
                 to 1.0 but less
                 than or equal to
                 3.5 to 1.0

                 Greater than 3.5             2.875%                0.25%
                 to 1.0

4. Permitted Purchase Money Indebtedness. Permitted Purchase Money Indebtedness incurred is $_______________ in the aggregate since the date of the Credit Agreement.

                            INSTEEL INDUSTRIES, INC.

                          Quarterly Compliance Report

As of Fiscal Quarter Ending                      Date Report Filed
---------------------------                      ----------------------------


5. Acquisitions. Acquisition of assets or stock of any Person are $_________ in the aggregate since the date of the Credit Agreement.

     The undersigned certifies to Bank on behalf of Borrower that: (a) this Quarterly Compliance Report is true and correct in all material respects, is in accordance with the books and records of Borrower, and is prepared in accordance with the terms of the Credit Agreement and the other Loan Documents; (b) as of the date hereof, all of the representations and warranties of Borrower contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except to the extent that they are untrue or incorrect solely as a result of an occurrence permitted under the Credit Agreement or the other Loan Documents); and (c) no Default or Event of Default has occurred and is continuing.



                                                                    (SEAL)
                                      ------------------------------
                                      Name:
                                           --------------------------------
                                      Title:
                                           --------------------------------

                                  EXHIBIT I TO
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


                                  Funded Debt



                                 Principal Amount
Obligor                             at 11/30/95         Amortization Schedule
-------                          ----------------       ---------------------
First Union National Bank          $   800,000          Monthly Installments of
  of North Carolina                                     $50,000 Through March
                                                        1997

First Union National Bank          $   802,981          Monthly Installments of
  of North Carolina                                     $47,000 Through August
                                                        1997

Jefferson-Pilot Life Insurance     $14,000,000          Semi-Annual Installments
  Company                                               of $1,000,000 Through
                                                        October 2002

Liberty County Industrial          $ 2,720,000          Semi-Annual Installments
 Development Corporation                                of $170,000 Through
 (Texas IRBs)                                           January 1999

Industrial Development             $ 2,800,000          Serial Bonds of $1,400,000
 Authority of the City of                               Due in Varying Amounts
 Fredericksburg, Virginia                               Through 2000 - Term Bond
 (Virginia IRBs)                                        Installments of $840,000
                                                        Due in 2002 and 2005

Brunswick and Glynn County         $ 2,003,000          Quarterly Installments of
 Development Authority                                  $115,000 Through March 2000
 (Georgia IRBs)

EVG                                $   420,576          Quarterly Installments of
                                                        $109,000 Through November
                                                        1996

First Union National Bank          $ 8,458,630          Annual Unsecured Line of
 of North Carolina                                      Credit - Due January 1996

Wachovia Bank of North             $   900,000          Monthly Installments of
 Carolina, N.A.                                         $18,000 Through February
                                                        2000


                                  EXHIBIT J TO
                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


                                Permitted Liens

                                                                 Amount
                                                               Outstanding
Creditor Name and Address            Collateral                at 11/30/95
-------------------------            ----------                -----------
First Union National Bank          Certain EVG Machines        $   800,000
 of North Carolina                 at the Delaware Facility
 Charlotte, North Carolina

First Union National Bank          All Equipment at the        $   802,981
 of North Carolina                 South Carolina Facility
Charlotte, North Carolina

Jefferson-Pilot Life               All Property at the
  Insurance Company                Tennessee Facilities
Greensboro, North Carolina         Except for one EVG Machine  $14,000,000

Liberty County Industrial          All Property at the         $ 2,720,000
 Development Corporation           Texas Facility
Liberty, Texas

Industrial Development             All Property at the         $ 2,800,000
 Authority of the City of          Virginia Facility
 Fredericksburg, Virginia
Fredericksburg, Virginia

Brunswick and Glynn County         All Property at the         $ 2,003,000
 Development Authority             Georgia Facility
Brunswick, Georgia


                            INSTEEL INDUSTRIES, INC.
                                1373 Boggs Drive
                        Mount Airy, North Carolina 27030


                                January 26, 1996




First Union National Bank
  of North Carolina
Post Office Box 21965
Greensboro, North Carolina 27420

Ladies and Gentlemen:

         This letter sets forth the "Applicable Margin" to be used in connection with that certain Amended and Restated Credit Agreement, dated of even date herewith, between Insteel Industries, Inc., a North Carolina corporation ("Borrower"), and First Union National Bank of North Carolina, a national banking association ("Bank"), and any amendments, modifications, supplements or restatements thereof ("Credit Agreement"). This letter is the letter mentioned in the definition of "Applicable Margin" in Section 1.1 of the Credit Agreement. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Credit Agreement.

       Until amended in a writing executed by Borrower and Bank, "Applicable Margin" as used in the Credit Agreement shall mean at any date of determination thereof, a sum equal to the percentage set forth below based on the Funded Debt to EBITDA Ratio on such date, which shall be determined on the Closing Date and at the end of each Interest Period and, if appropriate, the Applicable Margin shall be reduced or increased for the next Interest Period according to the following schedule:

         Funded Debt to        Applicable Margin
         EBITDA Ratio        For LIBOR Rate Loan      Facility Fee
         ---------------     --------------------     ------------
         Equal to or less          0.375%                 0.175%
         than 1.5 to 1.0

         Greater than              0.5%                   0.175%
         1.5 to 1.0 but
         less than or equal
         to 2.0 to 1.0

         Greater than              0.625%                 0.2%
         2.0 to 1.0 but
         less than or equal
         to 2.5 to 1.0


First Union National Bank
  of North Carolina
January 26, 1996
Page 2

         Funded Debt to       Applicable Margin
         EBITDA Ratio        For LIBOR Rate Loan       Facility Fee
         ---------------     -------------------       ------------
         Greater than              0.75%                   0.2%
         2.5 to 1.0 but
         less than or equal
         to 3.0 to 1.0

         Greater than              0.875%                  0.225%
         3.0 to 1.0 but
         less than or equal
         to 3.5 to 1.0

If the Funded Debt to EBITDA Ratio is greater than 3.5 to 1.0 the Default Rate shall be applicable to the Obligations and the facility fee due and payable pursuant to Section 4.6 of the Credit Agreement shall be computed at the rate of 0.25%.

         The parties agree that the terms of this letter are to be kept confidential and not revealed to any other Person, except for disclosure to accountants, attorneys and other advisors, and except where disclosure may be required of a party by any law, regulation, rule or order applicable to it or by a regulatory authority having jurisdiction over such party.

                                      Yours very truly,

                                      INSTEEL INDUSTRIES, INC.

                                      By: /s/ H. O. Woltz III
                                         ----------------------------------
                                         Title: President
                                                ---------------------------

AGREED TO AND ACCEPTED:

FIRST UNION NATIONAL BANK
  OF NORTH CAROLINA

By: /s/ Alan Pike
   --------------------------
   Title: Vice President
         --------------------

                              AMENDED AND RESTATED
                             REVOLVING CREDIT NOTE


$35,000,000                                           Greensboro, North Carolina
                                                      January 26, 1996


       FOR VALUE RECEIVED, the undersigned INSTEEL INDUSTRIES, INC., a North Carolina corporation ("Borrower"), promises to pay to FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association ("Bank"), or order, at the principal office of the Bank in Greensboro, North Carolina, or at such other place as the Bank may from time to time designate in writing, the principal sum of Thirty-Five Million Dollars ($35,000,000), or, if less, the unpaid balance of all Revolving Loans made by the Bank to the Borrower under the Revolving Line of Credit extended by the Bank to the Borrower pursuant to the Loan Agreement, together with interest on the unpaid principal amount of this Note at the rates provided in the Credit Agreement.

       This Note amends and restates in its entirety that certain $15,000,000 Promissory Note and Security Agreement, dated December 21, 1994, executed by the Borrower to the order of Bank and is the Revolving Credit Note issued to evidence Revolving Loans made by the Bank to the Borrower under the Revolving Line of Credit pursuant to Section 2.1 of the Amended and Restated Credit Agreement, dated of even date herewith, between the Borrower and the Bank, as the same may from time to time be amended, modified or supplemented ("Credit Agreement"), and is entitled to the benefits of and the remedies provided in, the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note, by reference in the same manner and with the same effect as if set forth herein. Reference is made to the Credit Agreement for provisions for the maturity, payment, prepayment and acceleration of this Note. All capitalized terms used in this Note without definition shall have the meanings ascribed to such terms in the Credit Agreement.

       Except as specifically set forth in the Credit Agreement, the Borrower, for itself and its successors and assigns, expressly waives presentment for payment, demand, protest and notice of demand, notice of dishonor and notice of nonpayment and all other notices.

       This Note shall be governed by, construed and enforced in accordance with the internal laws, and not the laws of conflicts, of the State of North Carolina.

       In the event that this Note shall at any time after maturity be collected by or through an attorney-at-law, the Borrower agrees to pay, in addition to the entire unpaid principal balance and interest due hereunder, all collection costs, including reasonable attorneys' fees (subject to the provisions of Section 12.15 of the Credit Agreement), incurred by the Bank in collecting the indebtedness due hereunder, computed on the basis of usual and customary rates and not on the basis of a fixed percentage of the indebtedness due hereunder.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by its duly authorized corporate officers and its corporate seal to be hereunto affixed on the day and year first above written.

ATTEST:                            INSTEEL INDUSTRIES, INC.


/s/ Gary D. Kniskern               By: /s/ H. O. Woltz III
--------------------------            ------------------------------
                  Secretary           Title: President
------------------                           -----------------------

     [CORPORATE SEAL]





                                      -2-